EXHIBIT 4.23

THE BOOTHEEL PROJECT, LLC

EXPLORATION, DEVELOPMENT &
MINE OPERATING AGREEMENT

AMONG

448018 EXPLORATION INC.

AND

NFUR BOOTHEEL, LLC

AND

TARGET EXPLORATION & MINING CORP.

AND

UR-ENERGY USA INC.

AND

NFU WYOMING, LLC

DATED the 7th day of June, 2007

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TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND CROSS-REFERENCES	2
1.1 Definitions	2
1.2 Cross-References	8
ARTICLE II NAME, PURPOSES AND TERM	8
2.1 General	8
2.2 Name	8
2.3 Purposes	8
2.4 Limitation	9
2.5 Term	9
2.6 Registered Agent/Registered Office	9
ARTICLE III REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS; INDEMNITY	9
3.1 Representations and Warranties of All Parties	9
3.2 Representations and Warranties of NFUR, UR-Energy and NFU	10
3.3 Disclosures	12
3.4 Record Title	12
3.5 Loss of Title	13
3.6 Royalties, Production Taxes and Other Payments Based on Production	13
3.7 Indemnities/Liabilities as Between Members	13
3.8 Limitation of Liability	14
3.9 No Waiver of Limited Liability or Reliance by Third Parties	14
3.10 Company Indemnification	15
ARTICLE IV RELATIONSHIP OF MEMBERS	15
4.1 Limitation on Authority of Members	15
4.2 No Partnership	15
4.3 Federal Tax Elections and Allocations	15
4.4 State Income Tax	15
4.5 Tax Returns	15
4.6 Other Business Opportunities	15
4.7 Waiver of Rights to Partition or Other Division of Assets	16
4.8 Bankruptcy of Member	16
4.9 Implied Covenants	16
4.10 No Third-Party Beneficiary Rights	16
4.11 Agreements with Third Parties	16
4.12 No Certificate	16
4.13 Covenants	16

ARTICLE V CONTRIBUTIONS BY AND INTERESTS OF MEMBERS	16
5.1 Membership Interests	16
5.2 Initial Membership Interests	16
5.3 NFUR Initial Contribution	16
5.4 Right to Acquire Membership Interest	17
5.5 Schedule of Eligible Exploration Expenditures	17
5.6 Overpayment of Eligible Exploration Expenditures	17
5.7 Schedule of Share Issuances	18
5.8 Cash Payment in lieu of Eligible Exploration Expenditures	18

5.9 Extension	18
5.10 Additional Contributions	18
5.11 Changes in Membership Interest	18
5.12 Elimination of Minority Interest	19
5.13 Continuing Liabilities upon Adjustments of Membership Interests	19
5.14 Documentation of Adjustments to Membership Interests	20
5.15 Grant of Lien and Security Interest	20
5.16 Subordination of Interests	20
ARTICLE VI MANAGEMENT COMMITTEE	20
6.1 Organization and Composition	20
6.2 Decisions	20
6.3 Meetings	21
6.4 Action Without Meeting in Person	21
6.5 Matters Requiring Approval	22

ARTICLE VII MANAGER	22
7.1 Appointment	22
7.2 Powers and Duties of Manager	22
7.3 Standard of Care	26
7.4 Resignation; Deemed Offer to Resign	26
7.5 Payments To Manager	27
7.6 Transactions With Affiliates	27
7.7 Activities During Deadlock	27

ARTICLE VIII PROGRAMS AND BUDGETS	27
8.1 Initial Program and Budget	27
8.2 Operations Pursuant to Programs and Budgets	27
8.3 Presentation of Programs and Budgets	28
8.4 Review and Adoption of Proposed Programs and Budgets	28
8.5 Election to Participate	28
8.6 Recalculation or Restoration of Reduced Interest Based on Actual Expenditures	29
8.7 Pre-Feasibility Study Program and Budgets	30
8.8 Completion of Pre-Feasibility Studies and Selection of Approved Alternatives	31
8.9 Programs and Budgets for Feasibility Study	32
8.10 Development Programs and Budgets; Project Financing	33
8.11 Expansion or Modification Programs and Budgets	33
8.12 Budget Overruns; Program Changes	33
8.13 Emergency or Unexpected Expenditures	34

ARTICLE IX ACCOUNTS AND SETTLEMENTS	34
9.1 General Accounting and Monthly Statements	34
9.2 Cash Calls	34
9.3 Failure to Meet Cash Calls	34
9.4 Cover Payment	35
9.5 Remedies	35
9.6 Audits	37
ARTICLE X DISPOSITION OF PRODUCTION	38
10.1 No Taking In Kind	38

ARTICLE XI RESIGNATION, DISSOLUTION AND TERMINATION	38
11.1 Termination and Dissolution	38
11.2 Termination of Right to Acquire	38
11.3 Resignation	38
11.4 Disposition of Assets on Termination	39
11.5 Filing of Statement of Dissolution	39
11.6 Non-Compete Covenants	39
11.7 Right to Data After Termination	39
11.8 Continuing Authority	39
ARTICLE XII ACQUISITIONS WITHIN AREA OF INTEREST	40
12.1 General	40
12.2 Notice to Non-Acquiring Member	40
12.3 Option Exercised	40
12.4 Option Not Exercised	41
ARTICLE XIII ABANDONMENT AND SURRENDER OF PROPERTIES	41
13.1 Abandonment and Surrender	41
ARTICLE XIV SUPPLEMENTAL BUSINESS AGREEMENT	41
14.1 Supplemental Agreements	41
ARTICLE XV TRANSFER OF INTEREST; PRE-EMPTIVE RIGHT	41
15.1 General	41
15.2 Limitations on Free Transferability	42
15.3 Pre-emptive Right	43
ARTICLE XVI DISPUTES	44
16.1 Governing Law	44
16.2 Arbitration	44
ARTICLE XVII CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE OF INFORMATION	45
17.1 Business Information	45
17.2 Member Information	45
17.3 Permitted Disclosure of Confidential Business Information	45
17.4 Disclosure Required By Law	46
17.5 Public Announcements	46
17.6 Applicability to Affiliates	46
ARTICLE XVIII GENERAL PROVISIONS	46
18.1 Notices	46
18.2 Guarantee	49
18.3 Number/Gender	49
18.4 Currency	49
18.5 Headings	49
18.6 Waiver	49
18.7 Modification	49
18.8 Force Majeure	49
18.9 Rule Against Perpetuities	50
18.10 Further Assurances	50

18.11 Entire Agreement; Successors and Assigns	50
18.12 Counterparts; Facsimile/Electronic Transmission	50
18.13 Survival	50

EXHIBITS

Exhibit A	Initial Company Properties and Area of Interest
Exhibit B	Permitted Encumbrances
Exhibit C	Net Proceeds Calculation
Exhibit D	Pre-emptive Rights
Exhibit E	Tax and Accounting Matters

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EXPLORATION, DEVELOPMENT & MINE OPERATING AGREEMENT

THIS AGREEMENT dated as of the 7th day of June, 2007 (“Effective Date”).

AMONG:

448018 EXPLORATION INC., a body corporate duly incorporated under the laws of Nevada and having its principal place of business at Suite 1240-1140 West Pender Street, Vancouver, British Columbia V6E 4G1

(hereafter referred to as “TargetSub”)

AND:

NFUR BOOTHEEL, LLC, a limited liability company duly organized under the laws of Colorado and having its principal place of business at 10758 W. Centennial Road, Littleton, Colorado, USA, 80127.

(hereafter referred to as “NFUR”)

AND:

TARGET EXPLORATION & MINING CORP., a body corporate duly incorporated under the laws of British Columbia and having its principal place of business at Suite 1240-1140 West Pender Street, Vancouver, British Columbia V6E 4G1

(hereafter referred to as “Guarantor”)

AND:

UR-ENERGY USA INC., a body corporate duly incorporated under the laws of Colorado and having its principal place of business at 10758 W. Centennial Road, Littleton, Colorado, USA, 80127.

(hereafter referred to as “Ur-Energy”)

AND:

NFU WYOMING, LLC, a limited liability company duly organized under the laws of Wyoming and having its principal place of business at 10758 W. Centennial Road, Littleton, Colorado, USA, 80127.

(hereafter referred to as “NFU”)

W H E R E A S:

A.           Ur-Energy and NFU are companies engaged in the exploration for uranium and associated minerals and are the sole Members of NFUR;

B.           The Guarantor is a Canadian public company, focused on mining exploration, with its shares listed on the TSX Venture Exchange.  TargetSub is a wholly-owned subsidiary of the Guarantor;

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C.           NFUR or its constituent members control a 100% interest in certain unpatented mining claims and state leases, known as the Bootheel Property and the Buck Point Property (“Initial Company Properties”), located in the Shirley Basin, Wyoming, USA (“Shirley Basin”), as more particularly described in Exhibit A hereto, and certain exploration data and information pertaining to the area of common interest (“Area of Interest”), as depicted in Exhibit A;

D.           NFUR, Ur-Energy, NFU, TargetSub and the Guarantor wish to conduct exploration, evaluation, and, if warranted, development and mining operations for uranium and associated minerals in the Area of Interest through a U.S. Company in the form of a Colorado limited liability company titled The Bootheel Project, LLC (“Company”), to be established;

E.           NFUR wishes to contribute the Initial Company Properties to the Company, such that the Initial Company Properties shall be titled in the name of the Company; and

F.           NFUR wishes to grant TargetSub the exclusive right and option to acquire a 75% interest in the Company and to enter into this Agreement with the primary objective of exploring for, evaluating, and, if warranted, developing and mining uranium and associated minerals in the Area of Interest, and the Parties wish to enter into this Agreement to provide for such right and option and other matters relating to the Exploration and Development of the Initial Company Properties and possibly other Company Properties in the Area of Interest.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained herein the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CROSS-REFERENCES

1.1	Definitions. In this Agreement and in the Exhibits and the Recitals hereto, unless the context otherwise requires, the following expressions will have the following meanings:

(a)	“Act” means the Colorado Limited Liability Company Act, CRS § 7-80-101 et seq.

(b)
“Affiliate” means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Member;

(c)	“Agreement” means this Exploration, Development and Mine Operating Agreement, including all amendments and modifications, and all Exhibits, all of which are incorporated by this reference;

(d)	“Approved Alternative” means a Development and Mining alternative selected by the Management Committee from various Development and Mining alternatives analyzed in the Pre-Feasibility Studies;

(e)	“Area of Interest” means the area on the ground outlined on the attached Exhibit A (A-1);

(f)
“Assets” means the Initial Company Properties, Products, Business Information, and all other real and personal property, tangible and intangible, including existing or after-acquired Company Properties and all contract rights held for the benefit of the Company hereunder;

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(g)
“Budget” means a detailed estimate of all costs to be incurred and a schedule of Eligible Exploration Expenditures to be made by TargetSub or cash advances to be made by the Members with respect to a Program;

(h)	“Business” means the conduct of the business of the Company in furtherance of the purposes set forth in Section 2.3 and in accordance with this Agreement;

(i)	“Business Account” means the account maintained by the Manager for the Business of the Company;

(j)
“Business Information” means the terms of this Agreement, and any other agreement relating to the Business, the Existing Data, and all additional Data, information, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information), developed, conceived, originated or obtained by either Member in performing its obligations under this Agreement.  The term “Business Information” shall not include any improvements, enhancements, refinements or incremental additions to Member Information that are developed, conceived, originated or obtained by either Member in performing its obligations under this Agreement;

(k)	“Capital Account” means the account maintained for each Member in accordance with Exhibit E;

(l)
“Commercial Production” means the commercial exploitation of Ore but does not include milling for the purpose of testing or milling by a pilot plant or during the initial tune-up period of a plant.  Commercial Production will be deemed to have commenced:

(i)
if a plant is located on a Company Property, on the first day of the month following the first period of thirty (30) consecutive days during which Ore has been processed through such plant at an average rate of not less than 80% of the initial rated capacity of such plant, or

(ii)
if no plant is located on a Company Property, on the first day of the month following the first period of thirty (30) consecutive days during which Ore has been shipped from the Company Property at the rate of not less than 80% of the milling rate specified in a Feasibility Study recommending placing the Company Property into Commercial Production;

(m)	“Company” means a Colorado limited liability company to be formed by NFUR and TargetSub as its initial Members as provided in this Agreement;

(n)
“Company Properties” means those interests in real property described in Exhibit A and all other interests in real property within the Area of Interest that are acquired and held subject to this Agreement from time to time and “Company Property” means any one of such Company Properties;

(o)
“Confidential Information” means all information, Data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to

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maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, Data, knowledge and know- how generated or prepared by or on behalf of either Member;

(p)
“Continuing Obligations” mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Company  Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance;

(q)
“Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers;

(r)	“Cover Payment” shall have the meaning as set forth in Section 9.4 of this Agreement;

(s)
“Data” means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information either acquired or developed in Operations on the Company Properties after the Effective Date;

(t)
“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including construction and installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Products, and all related Environmental Compliance;

(u)	“Effective Date” means the date set forth in the preamble to this Agreement;

(v)
“Eligible Exploration Expenditures,” during the time TargetSub is earning the 75% Membership Interest, shall mean all exploration expenditures for geological studies, geological database compilations, drilling, geophysical logging, geophysical surveys, hydro-engineering testing, land reclamation, land surveys, laboratory studies, environmental studies and engineering feasibility studies, maintaining insurance for the Company pursuant to Subsection 7.2(i) and directive of the Management Committee, maintaining all property, including appropriate county or BLM or other filing and maintenance fees, rental payments and royalty payments in relation to the Company Properties, including expenditures not to exceed $750,000 of Eligible Exploration Expenditures for new acquisitions of Company Properties in the Area of Interest or any additional amount for such acquisitions as may be approved by the Management Committee;

(w)
“Encumbrance” or “Encumbrances” means all interests, mortgages, deeds of trust, charges, royalties, security interests, pledges, liens, encumbrances, net profits interests, royalties or overriding royalty interests, other payments out of production, actions, claims, other burdens, demands or equities of any nature whatsoever or however arising

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and any rights or privileges capable of becoming any of the foregoing, other than Permitted Encumbrances;

(x)
“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Company Properties or other compliance with Environmental Laws;

(y)
“Environmental Laws” means Laws aimed at reclamation or restoration of the Company Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes;

(z)
“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against either Member, by any person or entity other than the other Member, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Company Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Company Properties to off site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws;

(aa)	“Equity Account” means the account maintained for each Member by the Manager in accordance with Subsection 7.2(o) of the Agreement;

(bb)
“Existing Data” means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information acquired or developed in operations within the Area of Interest prior to the Effective Date;

(cc)
“Expansion” or “Modification” means (i) a material increase in mining or production capacity; (ii) a material change in the recovery process; or (iii) a material change in waste or tailings disposal methods.  An increase or change shall be deemed “material” if it is anticipated to cost more than 10% of original capital costs attributable to the Development of the mining or production capacity, recovery process or waste or tailings disposal facility to be expanded or modified;

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(dd)
“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related Environmental Compliance;

(ee)	“Feasibility Contractors” means one or more engineering firms approved by the Management Committee for purposes of preparing or auditing any Pre-Feasibility Study or Feasibility Study;

(ff)
“Feasibility Study” means a report to be prepared following selection by the Management Committee of one or more Approved Alternatives.  The Feasibility Study shall include a review of information presented in any Pre-Feasibility Studies concerning the Approved Alternative(s).  The Feasibility Study shall be in a form and of a scope generally acceptable to reputable financial institutions that provide financing to the mining industry;

(gg)	“Governmental Fees” means all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold unpatented mining claims;

(hh)	“Initial Contribution” means that contribution by NFUR pursuant to Section 5.3 of this Agreement;

(ii)	“Initial Company Properties” means all properties as more particularly described in Exhibit A;

(jj)
“Law” or “Laws” means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature;

(kk)	“Management Committee” means the committee established under Article VI of this Agreement;

(ll)	“Manager” means the person or entity appointed under Article VII of the Agreement to manage the Company, its Business and Operations, or any successor Manager;

(mm)
“Member” means either of TargetSub or NFUR and their respective successors and permitted assigns that own a Membership Interest in the Company from time to time and “Members” means together TargetSub and NFUR and their respective successors and permitted assigns that own a Membership Interest in the Company from time to time;

(nn)
“Member Information” means all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information but excluding the Existing Data), which, as shown by written records, was developed, conceived, originated or obtained by a Member: (a) prior to entering into this Agreement, or (b) independent of its performance under the terms of this Agreement;

(oo)	“Membership Interest” means the percentage interest representing the ownership interest of a Member in the Company, and all other rights and obligations arising under

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this Agreement, as such interest may from time to time be adjusted hereunder.  Membership Interests shall be calculated to two decimal points.  The initial Membership Interests of the Members are set forth in Section 5.2 of this Agreement;

(pp)
“Mining” means the mining, extracting, producing, beneficiating, handling, milling or other processing of Products regardless of the method of extraction mining or processing the same, whether known to exist or hereafter discovered, invented or developed;

(qq)	“Net Proceeds” means certain amounts calculated as provided in Exhibit C, which may be payable to a Member under Subsections 5.12(a) and 9.5(b)(ii) or otherwise in this Agreement;

(rr)	“Operations” means the activities carried out by the Company under this Agreement;

(ss)
“Ore” means all materials from a Company Property, the nature and composition of which, in the reasonable judgment of the Manager, justifies mining or removing from place and shipping and selling such material, or delivering such material to a plant for further processing;

(tt)
“Party” means each of the Members, Ur-Energy and NFU, and the Guarantor and their successors and permitted assigns, and “Parties” means, together, the Members, Ur-Energy and NFU and the Guarantor and their successors and permitted assigns and shall be read to be understood as the NFUR/Ur-Energy/NFU parties or the TargetSub/Guarantor parties, respectively, as may be appropriate in the context;

(uu)
“Payout” means the date on which the Equity Account balance of each of the Members has become zero or a negative number, regardless of whether the Equity Account balance of either or both Members subsequently becomes a positive number.  If one Member’s Equity Account balance becomes zero or a negative number before the other Member’s, “Payout” shall not occur until the date that the other Member’s Equity Account balance first becomes zero or a negative number;

(vv)	“Permitted Encumbrances” means the Encumbrances described on Exhibit B attached hereto;

(ww)	“Pre-Feasibility Studies” means one or more studies prepared to analyze whether economically viable Mining Operations may be possible on the Company Properties, as described in Section 8.7;

(xx)	“Prime Rate” means the interest rate quoted and published as “Prime” as published in The Wall Street Journal, under the heading “Money Rate,” as the rate may change from day to day;

(yy)	“Products” means all Ore, minerals and mineral resources produced from the Company Properties through Mining or other means;

(zz)
“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager as approved by the Management Committee pursuant to Section 8.4 for a specified period;

(aaa)	“Program Period” means the time period covered by an adopted Program and Budget;

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(bbb)
“Project Financing” means any financing approved by the Management Committee and obtained by the Company and/or the Members for the purpose of placing a mineral deposit situated on the Company Properties into Commercial Production, but shall not include any such financing obtained individually by either Member to finance payment or performance of its obligations under this Agreement;

(ccc)	“Recalculated Membership Interest” means the reduced Membership Interest of a Member as recalculated under Sections 8.5, 8.6 or 9.5;

(ddd)	“Reduced Member” means a Member whose Membership Interest is reduced under Sections 8.5 or 9.5;

(eee)
“TargetSub’s Initial Contribution” means full satisfaction of the obligations of TargetSub in Sections 5.4, 5.5, 5.7 and 5.8 to be permitted to acquire the 75% Membership Interest which may be earned by TargetSub in accordance with Section 5.4; and

(fff)
“Transfer” means, when used as a verb, to sell, grant, assign, create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party (except as permitted under Subsection 7.2(k) and Section 7.6 of this Agreement), either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.

1.2
Cross-References.  References to “Exhibits”, “Articles”, “Sections” and “Subsections” refer to Exhibits, Articles, Sections and Subsections of this Agreement.  References to “Paragraphs” and “Subparagraphs” refer to paragraphs and subparagraphs of the referenced Exhibits.

ARTICLE II

NAME, PURPOSES AND TERM

2.1
General.  The Parties hereby enter into this Agreement for the purposes hereinafter stated.  All of the rights and obligations of the Parties in connection with the Company, its Business, Assets and the Area of Interest and all Operations shall be subject to and governed by this Agreement.

2.2
Name.  The Assets shall be managed and operated by the Manager under the name of The Bootheel Project, LLC, a Colorado limited liability company, on terms consistent with this Agreement.  The Manager shall accomplish any registrations required by jurisdictions in which the Company conducts Business.

2.3	Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which each of the Members accomplishes such purposes:

(a)	to conduct Exploration within the Area of Interest;

(b)	to acquire additional real property and other interests within the Area of Interest;

(c)	to evaluate the possible Development and Mining of the Company Properties, and, if justified, to engage in Development and Mining;

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(d)	to engage in Operations on the Company Properties;

(e)	to engage in marketing Products, to the extent provided by Article X;

(f)	to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Company Properties; and

(g)	to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

2.4
Limitation.  Unless the Members otherwise agree in writing, the Operations shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge such purposes or to change the relationships of the Members as set forth in Article IV.

2.5
Term.  The term of this Agreement shall be for twenty-five (25) years from the Effective Date and for so long thereafter as Products are produced from the Company Properties on a continuous basis, and thereafter until all materials, supplies, equipment and infrastructure have been salvaged and disposed of, any required Environmental Compliance is completed and accepted and the Members have agreed to a final accounting, unless the Business is earlier terminated as herein provided.  For purposes hereof, Products shall be deemed to be produced from the Company Properties on a “continuous basis” so long as production in commercial quantities is not halted for more than 365 consecutive days.

2.6
Registered Agent/Registered Office.  The name of the Company’s registered agent in the State of Colorado is NFUR Bootheel, LLC or such other person as the Manager may select in compliance with the Act from time to time.  The registered office of the Company in the State of Colorado shall be located at 10758 West Centennial Road, Littleton, Colorado, 80127, or at any other place within the State of Colorado which the Manager shall select from time to time, with the unanimous approval of the Management Committee.  The principal office of the Company shall be at any other location which the Manager shall select from time to time with the unanimous approval of the Management Committee.

ARTICLE III

REPRESENTATIONS AND WARRANTIES;

TITLE TO ASSETS; INDEMNITY

3.1	Representations and Warranties of All Parties. As of the Effective Date, each Party warrants and represents to the others that:

(a)
it is a corporation or limited liability company duly organized and in good standing in its jurisdiction of incorporation or organization and is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

(b)
it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, company, member or manager, surface and mineral rights owner, lessor, lessee and other actions required to authorize it to enter into and perform this Agreement have been properly taken, except for approval by the State of Wyoming for the assignment of the two (2) state leases listed on Exhibit A;

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(c)
neither the execution of this Agreement nor the consummation of the transactions contemplated herein will conflict with, result in a breach of or accelerate the performance required by any agreement to which it is a party;

(d)
neither the execution of this Agreement nor the consummation of the transactions contemplated hereby result in a breach of the Laws of any applicable jurisdiction or the Party’s constituting documents;

(e)	it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of Operations under this Agreement; and

(f)	this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

3.2	Representations and Warranties of NFUR, Ur-Energy and NFU. As of the Effective Date, each of NFUR, Ur-Energy and NFU make the following representations and warranties to TargetSub and the Guarantor:

(a)
NFUR, Ur-Energy or NFU controls the Initial Company Properties free and clear of all Encumbrances, other than the Permitted Encumbrances as listed on Exhibit B and has the right to transfer the Initial Company Properties to the Company.

(b)
Exhibit A accurately sets out all the lands, unpatented mining claims, state leases and other interests that comprise the Initial Company Properties.  NFUR, Ur-Energy and NFU have taken all steps and made all taxes, assessments, rental levies and other payments necessary to maintain the Initial Company Properties in good standing under applicable Laws.

(c)
With respect to those Initial Company Properties in which NFUR, Ur-Energy or NFU hold an interest under leases or other contracts: (i) NFUR, Ur-Energy or NFU are in exclusive possession of such Initial Company Properties; (ii) NFUR and/or Ur-Energy and/or NFU has received no notice of default of any of the terms or provisions of such leases or other contracts; (iii) subject to the approval of the State of Wyoming, NFUR and/or Ur-Energy and/or NFU have the authority under such leases or other contracts to perform fully their obligations under this Agreement; (iv) to NFUR’s, Ur-Energy’s and NFU’s knowledge, such leases and other contracts are valid and are in good standing; (v) NFUR and/or Ur-Energy and/or NFU have no knowledge of any act or omission or any condition on the Initial Company Properties which could be considered or construed as a default under any such lease or other contract; and (vi) to NFUR’s, and/or Ur-Energy’s and/or NFU’s knowledge, such Initial Company Properties are free and clear of all Encumbrances or defects in title except for those specifically identified in Exhibit B.

(d)
NFUR, Ur-Energy or NFU have either provided or will make available for inspection to TargetSub and the Guarantor true and complete copies of all agreements in their possession material to the Initial Company Properties and to any other mining claims or interests in mining properties within the Area of Interest currently owned or controlled by NFUR, Ur-Energy and NFU and all such agreements to which they are a party are valid and in full force and effect and there are no existing defaults by NFUR, Ur-Energy or NFU or, to their knowledge, by the other parties to such agreements.

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(e)
The Existing Data provided by Ur-Energy and NFU, in turn to NFUR, and then to TargetSub and the Guarantor is provided for use by the Company “as-is” and NFUR, Ur-Energy and NFU expressly disclaim any representations or warranties as to its accuracy, reliability, quality or completeness, its fitness or suitability for any particular purpose or use, the presence or absence of commercial quantities of uranium or other valuable minerals in any of the Initial Company Properties or Area of Interest.  The Existing Data is specifically not contributed to the Company as an Asset of the Company.  TargetSub and Guarantor agree they shall rely on the Existing Data at their own risk.

(f)
With respect to unpatented mining claims located by Ur-Energy and NFU that are included within the Initial Company Properties, except as to the Permitted Encumbrances set forth in Exhibit B and subject to the paramount title of the United States: (i) to their knowledge the unpatented mining claims were properly laid out and monumented; (ii) to their knowledge all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Subsection 7.2(l) through the assessment year ending at Noon on September 1, 2007; (v) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (vi) the claims are free and clear of Encumbrances or defects in title; and (vii) Ur-Energy and NFU have no knowledge of conflicting mining claims.  Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable discovery of minerals or that any such discovery may be economically mined by any specific mining procedure or technology whether known or unknown as of the Effective Date.

(g)
With respect to unpatented mining claims not located by Ur-Energy and NFU but which are included within the Initial Company Properties, except as to the Permitted Encumbrances set forth in Exhibit B and subject to the paramount title of the United States: (i) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Subsection 7.2(l) through the assessment year ending at Noon on September 1, 2007; (ii) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (iii) the claims are free and clear of Encumbrances or defects in title; and (iv) Ur-Energy and NFU have no knowledge of conflicting mining claims.  Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable discovery of minerals or that any such discovery may be economically mined by any specific mining procedure or technology whether known or unknown as of the Effective Date.

(h)
With respect to the Initial Company Properties, there are no pending or to the knowledge of Ur-Energy or NFU threatened actions, suits, claims or proceedings, and there have been no previous transactions affecting its interests in the Initial Company Properties which have not been for fair consideration.

(i)	Except as to matters otherwise disclosed in writing to TargetSub and the Guarantor prior to the Effective Date,

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(i)
to the knowledge of Ur-Energy or NFU the conditions existing on or with respect to the Initial Company Properties and their ownership and operation of the Initial Company Properties are not in violation of any Laws (including without limitation any Environmental Laws), nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at or on the Initial Company Properties or in the general vicinity of the Initial Company Properties;

(ii)
to the knowledge of Ur-Energy or NFU there have been no past violations by them or by any of their predecessors in title of any Environmental Laws or other Laws affecting or pertaining to the Initial Company Properties, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Initial Company Properties (“Environmental Damage”); and

(iii)
to the knowledge of Ur-Energy or NFU, Ur-Energy and NFU are in material compliance with all applicable Laws pertaining to the Initial Company Properties including all Environmental Laws and have obtained all necessary licenses, permits and approvals necessary for their operations pertaining to the Initial Company Properties under all applicable Environmental Laws and to their knowledge there are no environmental audits, evaluation, assessments or studies relating to them or any of their subsidiaries pertaining to the Initial Company  Properties;

(iv)	Ur-Energy and NFU have not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws.

3.3	Disclosures.

(a)
Each of the Parties represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Party (-ies) in order to prevent the representations and warranties in this Article from being materially misleading.  NFUR, Ur-Energy and NFU have disclosed to TargetSub and the Guarantor all information each believes to be relevant concerning the Initial Company Properties and Area of Interest and has provided to or made available for inspection by TargetSub and the Guarantor all such information, but does not (except as provided in Section 3.2) make any representation or warranty, express or implied, as to the accuracy or completeness of the information or as to the boundaries or value of the Initial Company Properties and Area of Interest.  Each Party represents to the others that in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the Initial Company Properties and Area of Interest and upon its own geologic and engineering interpretations related thereto.

(b)
The representations and warranties hereinbefore set out in Sections 3.1 through 3.3 are conditions on which the Parties have relied in entering into this Agreement and each of the Parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.  The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement.

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3.4	Record Title. Title to the Assets shall be held by the Company.

3.5
Loss of Title.  Except as provided in Article VII, any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Business Account, except that all costs and losses arising out of or resulting from breach of the representations and warranties of NFUR, Ur-Energy and NFU as to title to the Initial Company Properties shall be charged to NFUR.

3.6
Royalties, Production Taxes and Other Payments Based on Production.  All required payments of production royalties, taxes based on production of Products, and other payments out of production to private parties and governmental entities shall be determined and made by the Company, and the Manager undertakes to make such payments timely and otherwise in accordance with applicable Laws and agreements. The Manager shall furnish to the Members evidence of timely payment for all such required payments.

3.7
Indemnities/Liabilities as Between Members.  The Members shall not be required to make any contribution to the capital of the Company except as provided in this Agreement.  Any obligation herein to contribute capital to the Company may be compromised by the Members, including by payments by an obligated Member directly to the other Member(s), as may be agreed.  Further, the Members agree as follows to indemnify one another:

(a)
Each Member shall indemnify the other Member, its directors, officers, members, managers, employees, agents and attorneys, and Affiliates (collectively, “Indemnified Parties”) from and against the entire amount of any Material Loss.  A “Material Loss” shall mean all costs, expenses, damages or liabilities, including attorneys’ fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Member (“Indemnifying Party”) of any representation, warranty or covenant contained in this Agreement, including without limitation:

(i)	any failure by the Manager to determine accurately and make timely payment of required royalties, production taxes and other payments out of production to third parties as required by Section 3.6;

(ii)
any action taken for or obligation or responsibility assumed on behalf of the Company or another Member by a Member, any of its directors, officers, employees, agents and attorneys, and Affiliates, in violation of Section 4.1;

(iii)	failure of a Member or its Affiliates to comply with the non-compete or Area of Interest provisions of Section 11.6 or Article XII;

(iv)	any Transfer that causes a liability to the Company against which the transferring Member shall indemnify the non-transferring Member as provided in Article V of Exhibit E; and

(v)
any Transfer that causes termination of the tax partnership established by Section 4.3, against which the transferring Member shall indemnify the non-transferring Members as provided in Section 3.7 and Exhibit E;

(vi)	failure of a Member or its Affiliates to comply with the pre-emptive right under Section 15.3 and Exhibit D.

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A Material Loss shall not be deemed to have occurred until, in the aggregate, an Indemnified Party incurs losses, costs, damages or liabilities in excess of $50,000 relating to breaches of warranties, representations and covenants contained in this Agreement.  Notwithstanding any other provisions of this Agreement, NFUR, UR-Energy and NFU shall be responsible for, and shall indemnify and hold TargetSub and the Guarantor harmless from, any claim or liability resulting from breaches of Environmental Laws as such Environmental Laws exist as of the date of this Agreement in respect of any Initial Company Property prior to such time as it became or becomes subject to this Agreement.

(b)
If any claim or demand is asserted against an Indemnified Party in respect of which such Indemnified Party may be entitled to indemnification under this Agreement, written Notice of such claim or demand shall promptly be given to the Indemnifying Party.  The Indemnifying Party shall have the right, but not the obligation, by notifying the Indemnified Party within thirty (30) days after its receipt of the Notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice) the defense, compromise, or settlement of the matter, including, at the Indemnifying Party’s expense, employment of counsel of the Indemnifying Party’s choice.  Any damages to the assets or business of the Indemnified Member caused by a failure by the Indemnifying Party to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Party has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party.  Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of claims against the Indemnified Party which has arisen out of the indemnified claim or demand.

3.8
Limitation of Liability.  The Members shall not be required to make any contribution to the capital of the Company except as otherwise provided in this Agreement, nor shall the Members in their capacity as Members or Manager be bound by, or liable for, any debt, liability or obligation of the Company whether arising in contract, tort, or otherwise, except as expressly provided by this Agreement.  The foregoing shall not limit any obligation of a Member to indemnify the other Members as expressly provided by this Agreement.  The Members shall be under no obligation to restore a deficit Capital Account upon the dissolution of the Company or the liquidation of any of their Membership Interests.   NFUR, however, shall be responsible to any third party, not a Party to this Agreement, for and shall hold TargetSub and the Guarantor harmless from any claim or liability resulting from breaches of Laws prior to the Effective Date relating to the Initial Company Properties.  Any other liability to third parties shall be the responsibility of the Company.

3.9
No Waiver of Limited Liability or Reliance by Third Parties.  Notwithstanding anything in this Agreement to the contrary, nothing contained herein shall be deemed a waiver or reduction of the limitations of liabilities of the Members as provided by the Act and other applicable Law.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PERSON OR ENTITY OTHER THAN A MEMBER SHALL HAVE THE RIGHT TO ENFORCE ANY OBLIGATION OF A MEMBER TO CONTRIBUTE CAPITAL HEREUNDER, WHETHER TO FUND CONTINUING OBLIGATONS OR FOR ANY OTHER PURPOSE, AND SPECIFICALLY NEITHER THE COMPANY NOR ANY LENDER OR OTHER THIRD PARTY SHALL HAVE ANY SUCH RIGHTS, it being the intention of the

50538524.8

Members that the contribution, reimbursement and indemnification obligations specified herein are enforceable only by a Member against another Member.

3.10
Company Indemnification.  The Company shall indemnify and hold harmless any Member (present or past) from and against any and all claims and demands whatsoever arising from or related to the Business, the Company or a Member’s Membership Interest in the Company.  The Company shall indemnify and hold harmless any Manager (present or past) from and against any and all claims and demands whatsoever arising from and related to the Manager’s duties and performance under this Agreement which were performed in compliance with the Manager’s Standard of Care set forth in Section 7.3.

ARTICLE IV

RELATIONSHIP OF MEMBERS

4.1
Limitation on Authority of Members.  No member is an agent of the Company solely by virtue of being a Member.  Except as provided in this Agreement, no Member shall take part in the control, management, direction or operation of the Business of the Company, and shall have no power to bind the Company in its capacity as a Member.  This Section 4.1 supersedes any authority granted to Members pursuant to the Act.  Any Member that takes any action or binds the Company in violation of this Section 4.1 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

4.2
No Partnership.  The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member is a partner or joint venturer of any other Member, other than as part of any tax partnership created hereunder for federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

4.3
Federal Tax Elections and Allocations.  Without changing the effect of Section 4.2, the Company shall be treated as a partnership for federal income tax purposes and no Member shall take any action to alter such treatment.  Tax elections and allocations shall be made as set forth in Exhibit E.

4.4
State Income Tax.  To the extent permissible under applicable law, the relationship of the Members shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

4.5	Tax Returns. After approval of the Management Committee, any tax returns or other required tax forms shall be filed in accordance with Exhibit E.

4.6
Other Business Opportunities.  Except as expressly provided in this Agreement, each Member shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with the Company, without consulting with, or obligation to, the other Member or the Company.  The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to the Company or to any other activity or operation of either Member.  Neither Member shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or, except as otherwise provided in Section 11.6, within the Area of Interest after the Member’s resignation or deemed resignation from the Company.  Unless otherwise agreed in writing, neither Member shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by such Member or the Company.

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4.7
Waiver of Rights to Partition or Other Division of Assets.  The Members hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Law.

4.8
Bankruptcy of Member.  A Member shall cease to have any power as a Member or Manager or any voting rights or rights of approval hereunder upon bankruptcy, insolvency, dissolution or assignment for benefit of creditors of such Member, and its successor upon the occurrence of any such event shall have only the rights, powers and privileges of a transferee enumerated in Section 15.2 and shall be liable for all obligations of the Member under this Agreement.  In no event, however, shall a personal representative or successor become a substitute Member unless all the requirements of Section 15.2 are satisfied.

4.9	Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

4.10
No Third-Party Beneficiary Rights.  This Agreement shall be construed to benefit the Parties and their respective successors and assigns only, and shall not be construed to create third-party beneficiary rights in any other party or in any governmental organization or agency, except to the extent required to permit indemnification of a non-Party Indemnified Party pursuant to Section 3.7 and to the extent required by Project Financing.

4.11
Agreements with Third Parties.  All transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or act undertaken on behalf of the Company in connection with the Assets and Business will be done, transacted, undertaken or performed in the name of the Company only and no Member will do, transact, perform or undertake anything related to the Business of the Company in the name of any other Member or in the joint names of the Members.

4.12	No Certificate. The Company shall not issue certificates representing Membership Interests in the Company.

4.13
Covenants.  Each of NFUR and TargetSub will devote such efforts and resources as may be required to fulfill any obligation assumed by them hereunder.  NFUR hereby covenants to provide or make available for inspection to the Company true and complete copies of all Data and Business Information in its possession and all Data and Business Information that comes into its possession regarding the Initial Company Properties and the Area of Interest.  TargetSub hereby covenants to provide or make available for inspection to the Company true and complete copies of all Data and Business Information in its possession and all Data and Business Information that comes into its possession regarding the Area of Interest.

ARTICLE V

CONTRIBUTIONS BY AND INTERESTS OF MEMBERS

5.1	Membership Interests. The Members will have such Membership Interest in the Company as is determined from time to time in accordance with this Article V.

5.2	Initial Membership Interests. Upon the execution of this Agreement NFUR will have a 100% Membership Interest and TargetSub will have a 0% Membership Interest in the Company.

5.3	NFUR Initial Contribution. NFUR, as its Initial Contribution, shall contribute, directly or through its constituent members, the Initial Company Properties to the Company for the

50538524.8

purposes of this Agreement; transfer of such Initial Company Properties shall be effectuated within 120 days after the Effective Date.  The amount of $1,000,000 shall be credited to NFUR’s Equity Account on the Effective Date with respect to NFUR’s Initial Contribution.

5.4
Right to Acquire Membership Interest.  NFUR hereby grants to TargetSub the exclusive right and option to acquire a 75% Membership Interest in the Company, in accordance with the terms of this Agreement.  In order to acquire the 75% Membership Interest in the Company, TargetSub shall (i) make Eligible Exploration Expenditures, pursuant to the terms of this Article V, on the Area of Interest of $3,000,000 over a four-year period commencing on the Effective Date of this Agreement, and (ii) shall cause the Guarantor to issue to NFUR a total of 125,000 common shares of the Guarantor.  At such time as TargetSub has made the Eligible Exploration Expenditures and the Guarantor has issued the common shares, as set forth below, TargetSub shall earn the 75% Membership Interest in the Company.

TargetSub’s failure to make its Initial Contribution in accordance with the provisions of Article V and Section 11.3, or its election to terminate the Agreement pursuant to Section 11.2 shall be deemed to be a resignation of TargetSub from the Company, and a termination of its membership and Ownership Interest, as well as a termination as Manager.  Upon such resignation, TargetSub   shall have no further right, title or interest in the Company or the Assets and it shall take such actions as are necessary to ensure that all Assets are free and clear of any Encumbrances arising by through or under it, except for such Encumbrances to which the Members have agreed. For greater certainty, it is acknowledged and agreed that TargetSub’s Capital Account will be transferred to NFUR in the event of any such resignation prior to the completion of TargetSub’s Initial Contribution, or if for any other reason at any other time the Company is dissolved prior to the completion of TargetSub’s Initial Contribution

5.5
Schedule of Eligible Exploration Expenditures.  In order to keep the Agreement in good standing and earn the 75% Membership Interest, TargetSub shall fund and incur from the Effective Date a minimum of $3,000,000 of Eligible Exploration Expenditures on or prior to the fourth anniversary of the Effective Date as follows (except as provided in Section 18.8 herein):

(a)	$750,000 on or before the first anniversary of the Effective Date (as a firm and binding commitment);

(b)	an additional $750,000 on or before the second anniversary of the Effective Date;

(c)	an additional $750,000 on or before the third anniversary of the Effective Date; and

(d)	an additional $750,000 on or before the fourth anniversary of the Effective Date.

All payments of Eligible Exploration Expenditures shall be spent in accordance with the approved Programs and Budgets of the Management Committee.

5.6
Overpayment of Eligible Exploration Expenditures.  For purposes of the calculation of minimum Eligible Exploration Expenditures in Section 5.5, to the extent that TargetSub funds any expenditures in excess of the relevant minimum amount, such excess amount shall be carried forward and credited towards the amount TargetSub is required to fund in a subsequent year if such overage is either expended pursuant to an approved Program and Budget or is approved by the Management Committee thereafter as an allowable expense and overage.

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5.7
Schedule of Share Issuances.  In order to keep the Agreement in good standing and earn a 75% Membership Interest, the Guarantor shall issue and TargetSub shall cause to be issued to NFUR or its designated assignee(s) an aggregate 125,000 common shares of the Guarantor as follows:

(a)	50,000 common shares within five business days of the receipt of approval of this Agreement by the TSX Venture Exchange;

(b)	25,000 common shares on or before the first anniversary of the Effective Date;

(c)	25,000 common shares on or before the second anniversary of the Effective Date; and

(d)	25,000 common shares on or before the third anniversary of the Effective Date.

5.8
Cash Payment in lieu of Eligible Exploration Expenditures.  TargetSub may, at its option, meet any of the minimum Eligible Exploration Expenditures specified in Section 5.5 by making a cash payment to NFUR by wire transfer or certified check made payable to NFUR within the time periods specified in Section 5.5.

5.9
Extension.  Notwithstanding anything else in this Agreement, if TargetSub fails to fund the minimum Eligible Exploration Expenditures specified in Section 5.5 predominantly through the failure of NFUR to act or predominantly as a result of actions taken by NFUR, then TargetSub shall have such longer period of time as is reasonable under the circumstances to meet its minimum Eligible Exploration Expenditures.

5.10
Additional Contributions.  After such time as TargetSub acquires the 75% Membership Interest in the Company, the Members, subject to any election permitted by Subsection 8.5(a), shall be obligated to contribute funds to adopted Programs and Budgets in accordance with their respective Membership Interests.

5.11	Changes in Membership Interests. In addition to any of the foregoing, the Membership Interests shall be eliminated or changed as follows:

(a)	Upon resignation or deemed resignation as provided in Article XI;

(b)
Upon an election by either Member pursuant to Section 8.5 to contribute less to an adopted Program and Budget than the percentage equal to its Membership Interest, or to contribute nothing to an adopted Program and Budget;

(c)	In the event of default by either Member making its agreed upon contribution to an adopted Program and Budget, followed by an election by the other Member to invoke any of the remedies in Section 9.5;

(d)	Upon Transfer by either Member of part or all of its Membership Interest in accordance with Article XV; or

(e)	Upon acquisition by either Member of part or all of the Membership Interest of the other Member, however arising.

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5.12	Elimination of Minority Interest.

(a)
A Reduced Member whose Recalculated Membership Interest becomes less than 10% shall be deemed to have withdrawn from the Company and shall relinquish its entire Membership Interest free and clear of any Encumbrances arising by, through or under the Reduced Member, except any Permitted Encumbrances to which the Members have agreed.  Such relinquished Membership Interest shall be deemed to have accrued automatically to the other Member.  The Reduced Member’s Capital Account shall be transferred to the remaining Member.  Thereafter, subject to Section 5.13, the Reduced Member shall thereafter have no further right, title, or interest in the Company or under this Agreement.  In such event, the Reduced Member shall execute and deliver an appropriate conveyance of all of its right, title and interest in the Company to the remaining Member.  The Reduced Member shall, however, have the right to receive 5% of Net Proceeds, if any, upon the then-existing Company Properties and Operations up to an amount equal to the Reduced Member’s Equity Account balance as of the effective date of the withdrawal, such royalty payment to run with title to the then-existing Company Properties, and the Members hereby agreeing to execute such documents as shall be necessary to evidence such intent.  Such royalty shall be paid quarterly, if there are no Continuing Liabilities or other continuing obligations of the Reduced Member which are not then current; if there are unpaid Continuing Liabilities or other continuing obligations to the Company or other Member outstanding at the time of any otherwise scheduled quarterly payment, the 5% Net Proceeds payment shall not be made to the Reduced Member, but shall be made to the remaining Member or the Company at the choosing of the remaining Member.

(b)
The relinquishment, withdrawal and entitlements for which this Section provides shall be effective as of the date of the recalculation under Sections 8.5 or 9.5.  However, if the final adjustment provided under Section 8.6 for any recalculation under Section 8.5 results in a Recalculated Membership Interest of 10% or more: (i) the Recalculated Membership Interest shall be deemed, effective retroactively as of the first day of the Program Period, to have automatically revested; (ii) the Reduced Member shall be reinstated as a Member, with all of the rights and obligations pertaining thereto; (iii) the right to Net Proceeds under Subsection 5.12(a) shall terminate; and (iv) the Manager, on behalf of the Members, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 8.6(d).  Similarly, if such final adjustment under Section 8.6 results in a Recalculated Membership Interest for either Member of less than 10% for a Program Period as to which the provisional calculation under Section 8.5 had not resulted in a Membership Interest of less than 10%, then such Member, at its election within thirty (30) days after notice of the final adjustment, may contribute an amount resulting in a revised final adjustment and resultant Recalculated Membership Interest of 10%.  If no such election is made, such Member shall be deemed to have withdrawn under the terms of Subsection 5.12(a) as of the beginning of such Program Period, and the Manager, on behalf of the Members, shall make any necessary reimbursements, reallocations, contributions and other adjustments as provided in Subsection 8.6(d), including any Net Proceeds to which such Member may be entitled for such Program Period.

5.13
Continuing Liabilities upon Adjustments of Membership Interests.  Any reduction or elimination of a Member’s Membership Interest under this Agreement shall not relieve such Member of its share of any liability to the Company, whether arising before or after such reduction or elimination, out of acts or omissions occurring or conditions existing prior to the

50538524.8

Effective Date or out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability.  For purposes of this Section, such Member’s share of such liability shall be equal to its Membership Interest at the time the act or omission giving rise to the liability occurred, after first taking into account any reduction, readjustment and restoration of Membership Interests under Sections 5.12, 8.5, 8.6 and 9.5 (or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Effective Date, equal to such Member’s Initial Membership Interest).  For purposes of this Section 5.13, TargetSub’s Membership Interest prior to completion of making the TargetSub Initial Contribution shall be deemed to be 75%.

5.14
Documentation of Adjustments to Membership Interests.  Adjustments to the Membership Interests need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Member’s Membership Interest and related Equity Account balance shall be shown in the accounting records of the Company, and any adjustments thereto, including any reduction, readjustment, and restoration of Membership Interests under Sections 5.12, 8.5, 8.6 and 9.5, shall be made monthly.  However, a Member, at any time upon the request of another Member, shall execute and acknowledge instruments necessary to evidence such adjustments.

5.15
Grant of Lien and Security Interest. Subject to Section 5.16, each Member grants to the other Member a lien upon and a security interest in its Membership Interest.  The lien and security interest granted pursuant to this Section 5.15 shall secure every obligation or liability of the Member to the Member granting such lien or security interest created under this Agreement, including the obligation to repay a Cover Payment in accordance with Section 9.4.  Each Member hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints the other Member its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.

5.16
Subordination of Interests. Each Member shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Membership Interest, any liens it may hold which are created under this Agreement other than those created pursuant to Section 5.14 hereof, and any other right or interest it holds with respect to the Company and the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to Project Financing, and any modifications or renewals thereof.

ARTICLE VI

MANAGEMENT COMMITTEE

6.1
Organization and Composition.  The Members hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement.  The Management Committee shall consist of two members appointed by NFUR and two members appointed by TargetSub.  Each Member may appoint one or more alternates to act in the absence of a regular member.  Any alternate so acting shall be deemed a member.  Appointments by a Member shall be made or changed by notice to the other Members.  TargetSub shall designate one of its members to serve as the chair of the Management Committee.

6.2
Decisions.  From the Effective Date until such time as TargetSub earns the 75% Membership Interest, NFUR and TargetSub, acting through their appointed member(s) in attendance at the meeting, shall each have votes representing a 50% Membership Interest with (a)

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NFUR having the casting vote in the event of a tie for the two years immediately following the Effective Date, and (b) TargetSub having the casting vote thereafter.  After TargetSub has earned its 75% Membership Interest, each Member, acting through its appointed member(s) in attendance at the meeting, shall have the votes on the Management Committee in proportion to its Membership Interest.

6.3	Meetings.

(a)
The Management Committee shall hold regular meetings at least quarterly in Denver, or at other agreed places.  The Manager shall give sixty (60) days notice to the Members of such meetings.  Notice may be waived upon mutual consent received in writing.  Additionally, either Member may call a special meeting upon thirty (30) days notice to the other Member.  In case of an emergency, reasonable notice of a special meeting shall suffice.  There shall be a quorum if at least one member representing each Member is present; provided, however, that if a Member fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other Member is represented by at least one appointed member, and a vote of such Member shall be considered the vote required for the purposes of the conduct of all business properly noticed even if such vote would otherwise require unanimity.

(b)	If business cannot be conducted at a regular or special meeting due to the lack of a quorum, either Member may call the next meeting upon ten (10) days notice to the other Member.

(c)
Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the Member calling the meeting in the case of a special meeting, but any matters may be considered if either Member adds the matter to the agenda at least twenty (20) days before the meeting or with the consent of the other Member.  The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the other Member within thirty (30) days after the meeting.  Either Member may electronically record the proceedings of a meeting with the consent of the other Member.  The other Member shall sign and return or object to the minutes prepared by the Manager within thirty (30) days after receipt, and failure to do either shall be deemed acceptance of the minutes as prepared by the Manager.  The minutes, when signed or deemed accepted by both Members, shall be the official record of the decisions made by the Management Committee.  Decisions made at a Management Committee meeting shall be implemented in accordance with adopted Programs and Budgets.  If a Member timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed thirty (30) days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to both Members.  If the Management Committee does not reach agreement on the minutes of the meeting within such thirty (30) day period, the minutes of the meeting as prepared by the Manager together with the other Member’s proposed changes shall collectively constitute the record of the meeting.  If personnel employed in Operations, in addition to those who are already the representative member(s) of the Management Committee, are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Business Account.  All other costs shall be paid by the Members individually.

6.4	Action Without Meeting in Person. In lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such

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meetings are prepared in accordance with Subsection 6.3(c).  The Management Committee may also take actions in writing signed by all of its members.

6.5
Matters Requiring Approval.  Except as otherwise delegated to the Manager in Section 7.2, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions under this Agreement, and to establish Programs and Budgets.

ARTICLE VII

MANAGER

7.1
Appointment.  The Members hereby appoint TargetSub as the Manager with overall management responsibility for Operations until such time as TargetSub resigns as provided in Section 7.4 or defaults in the performance of its obligations set forth in Sections 5.4, 5.5, 5.7 or 5.8.  TargetSub shall resign as Manager if its Membership Interest (after TargetSub’s Initial Contribution is completed) is reduced below 50%.

7.2
Powers and Duties of Manager.  Subject to the terms and provisions of this Agreement, and in addition to other duties specified in this Agreement, the Manager shall have the following powers and duties, which shall be discharged in accordance with adopted Programs and Budgets.

(a)	The Manager shall manage, direct and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in Article VIII.

(b)
The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

(c)
Subject to the limitations of the Eligible Exploration Expenditures during the period of completing the TargetSub Initial Contribution (and, during that same period, the terms, form and substance of any contract subject to Management Committee approval), the Manager shall use reasonable efforts to purchase or otherwise acquire additional properties in the Area of Interest, the business and financial terms for such acquisition or purchase which shall be subject to unanimous approval by the Management Committee.

(d)
The Manager shall use reasonable efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except any Permitted Encumbrances and those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic’s or materialmen’s liens (which shall be contested, released or discharged in a diligent matter) or Encumbrances specifically approved by the Management Committee.

(e)	The Manager shall conduct such title examinations of the Company Properties and cure such title defects pertaining to the Company Properties as may be advisable in its reasonable judgment.

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(f)
The Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Member’s net income and shall otherwise promptly pay and discharge expenses incurred in Operations; provided, however, that if authorized by the Management Committee, the Manager shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the non-payment of any taxes, assessments or like charges; and (iii) do all other acts reasonably necessary to maintain the Assets.

(g)
The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with all Laws; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for or as a result of Operations.  The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager’s good faith efforts to comply consistent with its standard of care under Section 7.3.  In the event of any such violation, the Manager shall timely cure or dispose of such violation on behalf of the Company through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Business Account.

(h)
The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations.  A non-managing Member shall have the right to participate, at its own expense, in such litigation or administrative proceedings.  Any non-managing Member shall approve in advance any settlement involving payments, commitments or obligations in excess of $50,000 in cash or value.

(i)
The Manager shall, at all times, provide for the benefit of the Company, appropriate employment and workers’ compensation insurance and insurances under standard form insurance policies with companies acceptable to the Management Committee (specifically, with a Best’s Financial Rating of A-7, or higher) for comprehensive public liability and property damage with combined limits of not less than One Million Dollars ($1,000,000) per single occurrence, and Two Million Dollars ($2,000,000) in the aggregate for bodily injury and property damage; and for automobile insurance with combined limits of not less than One Million Dollars ($1,000,000) per single occurrence, and Two Million Dollars ($2,000,000) in the aggregate; and adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations; and, additional insurances as may otherwise be determined from time to time by the Management Committee.  The Manager shall require of all third-party service providers similar insurance requirements, including proof of insurance and certificates of additional insured, for the Company, as may be required by the Management Committee.  The Manager shall not be permitted to implement self-insurance funding for the Company unless unanimously approved by the Management Committee.

(j)
The Manager may dispose of Assets, whether by abandonment, surrender, or Transfer in the ordinary course of business.  Without prior authorization from the Management Committee, however, the Manager shall not: (i) dispose of or transfer to itself or an

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Affiliate Assets of any value, (ii) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of $50,000; (iii) enter into any sales contracts or commitments for Product; (iv) begin a liquidation of the Company; or (v) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Company.

(k)
The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors, for whose conduct the Manager will be responsible pursuant to its obligations of its standard of care.

(l)
The Manager shall perform or cause to be performed all assessment and other work, and shall pay all Governmental Fees required by Law in order to maintain the unpatented mining claims, mill sites and tunnel sites included within the Company Properties.  The Manager shall have the right to perform the assessment work required hereunder pursuant to an adopted Program and Budget.  The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is pursuant to an adopted Program and Budget and is performed in accordance with the Manager’s standard of care under Section 7.3.  The Manager shall timely record with the appropriate county and file with the appropriate State, United States or other agency any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Governmental Fees, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with the requirements applicable to each claim and site and shall provide to Members sufficient documentation as proof of completion of such work, filings and payments at least thirty (30) days prior to the time such obligations are due in order to keep such claims in good standing.  The Manager shall not be liable on account of any determination by any court or governmental agency that any such document submitted by the Manager does not comply with applicable requirements, provided that such document is prepared and recorded or filed in accordance with the Manager’s standard of care under Section 7.3.

(m)
If authorized by the Management Committee, the Manager may: (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Company  Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any Law hereafter enacted.

(n)
The Manager shall keep and maintain all required accounting and financial records pursuant to the procedures of and in accordance with customary cost accounting practices in the mining industry and in conjunction with other provisions herein, including but not limited to Article IX, and shall ensure appropriate separation of accounts unless otherwise agreed by the Members.  The Manager shall keep and maintain all required

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records, make elections and prepare and file all federal and state tax returns or other required tax forms, and perform the duties described in Exhibit E.

(o)
The Manager shall maintain Equity Accounts for each Member in the Company.  NFUR’s Equity Account shall be credited with its Initial Contribution, pursuant to Section 5.3 at the Effective Date.  TargetSub’s Equity Account shall be credited with the value of the contributions under Sections 5.4, 5.5 and 5.8 at the time that all such requirements are completed.  There shall be no credit to the Equity Account of TargetSub or change in its Membership Interest until all such Article V requirements are fulfilled, including those of Section 5.7.  Members shall be credited with amounts contributed by such Members under Section 5.10. Each Member’s Equity Account shall be charged with the cash and the fair market value of property distributed to such Member (net of liabilities assumed by such Member and liabilities to which such distributed property is subject).  Contributions and distributions shall include all cash contributions or distributions.

(p)
The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the members of the Management Committee: (i) monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) monthly summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within sixty (60) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as any member of the Management Committee may reasonably request. Subject to Article XVII, at all reasonable times the Manager shall provide the Management Committee, and designated representative of a non-managing Member access to, and the right to inspect and copy, at the Company’s cost and expense, copies of the Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other Business Information, as it becomes available and to the extent preserved or kept by the Manager, subject to Article XVII.  In addition, the Manager shall allow the non-managing Member, at the latter’s sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the non-managing Member does not unreasonably interfere with Operations.

(q)
The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance.  To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Company Properties disturbed by Operations.

(r)
The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after dissolution or termination of the Company.  The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines.  As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures.  The Manager shall keep the other Member reasonably informed about the

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Manager’s efforts to discharge Continuing Obligations.  Authorized representatives of each Member shall have the right from time to time to enter the Company Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

(s)
The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing, and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee pursuant to Section 6.1.

7.3
Standard of Care.  The Manager shall discharge its duties under this Agreement and more specifically Section 7.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with Laws and with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets.  The Manager shall not be liable to the other Member for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager’s breach of covenants or obligations herein, willful misconduct or gross negligence.  The Manager shall not be in default of any of its duties under Section 7.2 if its inability or failure to perform results from the failure of another Member to perform acts or to contribute amounts required of it by this Agreement.

7.4
Resignation; Deemed Offer to Resign.  The Manager may resign upon not less than three (3) months’ prior Notice to the other Member, in which case the other Member may elect to become the new Manager by notice to the resigning Member within thirty (30) days after the Notice of resignation.  If any of the following shall occur, the Manager shall be deemed to have resigned upon the occurrence of the event described in each of the following Subsections, with the successor Manager to be appointed by the other Member at a subsequently called meeting of the Management Committee, at which the Manager, if a Member, shall not be entitled to vote.  The other Member may appoint itself or a third party as the Manager.

(a)	As to TargetSub, as the initial Manager, if its Membership Interest after completing its Initial Contribution becomes less than 50%;

(b)
The Manager fails to perform a material obligation imposed upon it under this Agreement and, except for the obligations of TargetSub under Section 5.5 or Section 5.7, such failure continues for a period of sixty (60) days after notice from the other Member demanding performance;

(c)	The Manager fails to pay or contest in good faith Company bills and debts as such obligations become due;

(d)
A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager;

(e)
The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such applicable Law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the

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benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

(f)
Entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Under Subsections (d), (e) or (f) above, the appointment of a successor Manager shall be deemed to pre-date the event causing a deemed resignation.

7.5
Payments to Manager.  The Manager shall be entitled to an administrative management fee equal to 10% of all Eligible Exploration Expenditures made in relation to the Company Properties, with such fees credited as Eligible Exploration Expenditures for TargetSub immediately prior to each anniversary of the Effective Date during the earn-in period.  Following the acquisition of the 75% Membership Interest by TargetSub, any management or administrative fee to be paid to the Manager shall be a part of that year’s Program and Budget.

7.6
Transactions With Affiliates.  If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case in arm’s length transactions with unrelated persons.

7.7
Activities During Deadlock.  Exploration and Development: If the Management Committee for any reason fails to adopt an Exploration, Pre-Feasibility Study, Feasibility Study or Development Program and Budget, the Manager shall continue Operations at levels sufficient to maintain the Company Properties.  Production Start-up and Expansion Mining Activities: If the Management Committee for any reason fails to adopt an initial Mining Program and Budget or any Expansion or Modification Programs and Budgets, the Manager shall continue Operations at levels sufficient to maintain the then-current Operations and Company Properties.  During Mining and Reclamation Activities: If the Management Committee for any reason fails to adopt Programs and Budgets subsequent to the initial Mining Program and Budget, the Manager shall continue Operations at levels comparable with the last-adopted Mining Program and Budget.  In addition, the Program and Budget shall be sufficient to conduct mining and/or reclamation activities that allow the Company Properties and Operations to be maintained and reclamation to progress as required by all State and Federal Laws, permits and regulations.  All of the foregoing shall be subject to the contrary direction of the Management Committee and the receipt of necessary funds.

ARTICLE VIII

PROGRAMS AND BUDGETS

8.1	Initial Program and Budget. The Initial Program and Budget will be voted on at the first Management Committee meeting to be held within thirty (30) days of the Effective Date.

8.2
Operations Pursuant to Programs and Budgets. Except as otherwise provided in Section 8.13, and Article XII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets.  Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

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8.3
Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager for a period of one (1) year or any other period as approved by the Management Committee, and shall be submitted to the Management Committee for review and consideration.  All proposed Programs and Budgets may include Exploration, Pre-Feasibility Studies, Feasibility Study, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and adopted upon a vote of the Management Committee in accordance with Sections 6.2 and 8.4.  Each Program and Budget adopted by the Management Committee, regardless of length, shall be reviewed at least once a year at a meeting of the Management Committee.  During the period encompassed by any Program and Budget, and at least sixty (60) days prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee for review and consideration.

Before or at the time of completion of TargetSub’s Initial Contribution, the Manager shall prepare and submit to the Management Committee for approval a schedule of charges, generally, which, pursuant to the Programs and Budgets, may be charged to the Business Account by the Manager.  Categories of expenses which should be considered for inclusion in such a schedule of charges may include but not be limited to:  property acquisition and related payments; labor; materials; equipment and supplies; contract services; insurances; damages and losses; legal and regulatory expenses and audits; taxes; accounting and administrative charges which shall not duplicate the management or administrative fee, if any, agreed upon for the Manager; and other categories as may be agreed.

8.4	Review and Adoption of Proposed Programs and Budgets. Within thirty (30) days after submission of a proposed Program and Budget, each Member shall submit in writing to the Management Committee:

(a)	Notice that the Member approves any or all of the components of the proposed Program and Budget;

(b)	Modifications proposed by the Member to the components of the proposed Program and Budget; or

(c)	Notice that the Member rejects any or all of the components of the proposed Program and Budget.

If a Member fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the Member for adoption of the Manager’s proposed Program and Budget.  If a Member makes a timely submission to the Management Committee pursuant to Subsections 8.4(a), (b) or (c), then the Manager working with the other Member shall seek for a period of time not to exceed twenty (20) days to develop a complete Program and Budget acceptable to both Members.  The Manager shall then call a Management Committee meeting in accordance with Section 6.3 for purposes of reviewing and voting upon the proposed Program and Budget.  Any such Program and Budget shall require unanimous approval of the Management Committee.

8.5	Election to Participate. After TargetSub has acquired the 75% Membership Interest, Member elections to participate in the funding of Programs and Budgets shall be pursuant to the following procedures:

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(a)
By notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, and notwithstanding its vote concerning adoption of a Program and Budget, a Member may elect to participate in the approved Program and Budget: (i) in proportion to its respective Membership Interest, (ii) in some lesser amount than its respective Membership Interest, or (iii) not at all. In case of an election under Subsections 8.5(a)(ii) or (iii), and the other Member elects to fund all or any portion of the deficiency, its Membership Interest shall be recalculated as provided in Subsection 8.5(b) below, with dilution effective as of the first day of the Program Period for the adopted Program and Budget.  If a Member fails to so notify the Management Committee of the extent to which it elects to participate, the Member shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Membership Interest as of the beginning of the Program Period.

(b)
If a Member elects to contribute to an adopted Program and Budget some lesser amount than in proportion to its respective Membership Interest, or not at all, and the other Member elects to fund all or any portion of the deficiency, the Membership Interest of the Reduced Member shall be provisionally recalculated as follows:

(i)
for an election made before Payout, by dividing: (A) the sum of (1) the amount credited to the Reduced Member’s Equity Account with respect to its Initial Contribution under Section 5.3 or earned Membership Interest pursuant to Section 5.4, (2) the total of all of the Reduced Member’s contributions under Sections 5.10 and 8.5, and (3) the amount, if any, the Reduced Member elects to contribute to the adopted Program and Budget; by (B) the sum of (1), (2) and (3) above for both Members; and then multiplying the result by one hundred; or

(ii)
for an election made after Payout, by reducing its Membership Interest in an amount equal to two times the amount by which it would have been reduced under Subsection 8.5(b)(i) if such election were made before Payout.

The Membership Interest of the other Member shall be increased by the amount of the reduction in the Membership Interest of the Reduced Member, and if the other Member elects not to fund the entire deficiency, the Manager shall adjust the Program and Budget to reflect the funds available.

(c)
Whenever the Membership Interests are recalculated pursuant to this Subsection 8.5, (i) the Equity Accounts of both Members shall be revised to bear the same ratio to each other as their recalculated Membership Interests; and (ii) the portion of Capital Account attributable to the reduced Membership Interest of the Reduced Member shall be transferred to the other Member.

8.6	Recalculation or Restoration of Reduced Interest Based on Actual Expenditures.

(a)
If a Member makes an election under Subsection 8.5(b), then within 60 days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget.

(b)
If the Manager expended or incurred obligations that were more or less than the adopted Budget, the Membership Interests shall be recalculated pursuant to Subsection 8.5(b) by substituting each Member’s actual contribution to the adopted Budget for that Member’s

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estimated contribution at the time of the Reduced Member’s election under Subsection 8.5(a).

(c)
If the Manager expended or incurred obligations of less than 80% of the adopted Budget, within ten days of receiving the Manager’s report on expenditures, the Reduced Member may notify the other Member of its election to reimburse the other Member for the difference between any amount contributed by the Reduced Member to such adopted Program and Budget and the Reduced Member’s proportionate share (at the Reduced Member’s former Membership Interest) of the actual amount expended or incurred for the Program, plus interest on the difference accruing at the Prime Rate plus 5 percentage points.  The Reduced Member shall deliver the appropriate amount (including interest) to the other Member with such notice.  Failure of the Reduced Member to so notify and tender such amount shall result in dilution occurring in accordance with this Article VIII and shall bar the Reduced Member from its rights under this Subsection 8.6(c) concerning the relevant adopted Program and Budget.

(d)
All recalculations under this Section 8.6 shall be effective as of the first day of the Program Period for the Program and Budget.  The Manager, on behalf of both Members, shall make such reimbursements, reallocations of Products, contributions and other adjustments as are necessary so that, to the extent possible, each Member will be placed in the position it would have been in had its Membership Interests as recalculated under this Section been in effect throughout the Program Period for such Program and Budget.

(e)
Whenever the Membership Interests are recalculated pursuant to this Section, (i) the Member’s Equity Accounts shall be revised to bear the same ratio to each other as their Recalculated Membership Interests; and (ii) the portion of Capital Account attributable to the reduced Membership Interest of the Reduced Member shall be transferred to the other Member.

8.7	Pre-Feasibility Study Program and Budgets.

(a)
At such time as either Member is of the good faith and reasonable opinion that economically viable Mining Operations may be possible on the Company Properties, the Member may propose to the Management Committee that a Pre-Feasibility Study Program and Budget, or a Program and Budget that includes Pre-Feasibility Studies, be prepared.  Such proposal shall be made in writing to the other Member, shall reference the Data upon which the proposing Member bases its opinion, and shall call a meeting of the Management Committee pursuant to Section 6.3.  If such proposal is adopted by the Management Committee, the Manager shall prepare or have prepared a Pre-Feasibility Study Program and Budget as approved by the Management Committee and shall submit the same to the Management Committee within thirty (30) days following adoption of the proposal.

(b)
Pre-Feasibility Studies may be conducted by the Manager, Feasibility Contractors, or both, or may be conducted by the Manager and audited by Feasibility Contractors, as the Management Committee determines.  A Pre-Feasibility Study Program shall include the work necessary to prepare and complete the Pre-Feasibility Study approved in the proposal adopted by the Management Committee, which may include some or all of the following:

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(i)	analyses of various alternatives for mining, processing and beneficiation of Products;

(ii)	analyses of alternative mining, milling, and production rates;

(iii)
analyses of alternative sites for placement of facilities (i.e., water supply facilities, transport facilities, reagent storage, offices, shops, warehouses, stock yards, explosives storage, handling facilities, housing, public facilities);

(iv)	analyses of alternatives for waste treatment and handling (including a description of each alternative of the method of tailings disposal and the location of the proposed disposal site);

(v)
estimates of recoverable proven and probable reserves of Products and of related substances, in terms of technical and economic constraints (extraction and treatment of Products), including the effect of grade, losses, and impurities, and the estimated mineral composition and content thereof, and review of mining rates commensurate with such reserves;

(vi)
analyses of environmental impacts of the various alternatives, including an analysis of the permitting, environmental liability and other Environmental Law implications of each alternative, and costs of Environmental Compliance for each alternative;

(vii)
conduct of appropriate metallurgical tests to determine the efficiency of alternative extraction, recovery and processing techniques, including an estimate of water, power, and reagent consumption requirements;

(viii)	conduct of hydrology and other studies related to any required dewatering; and

(ix)	conduct of other studies and analyses approved by the Management Committee.

(c)
The Manager shall have the discretion to base its and any Feasibility Contractors’ Pre-Feasibility Study on the cumulative results of each discipline studied, so that if a particular portion of the work would result in the conclusion that further work based on these results would be unwarranted for a particular alternative, the Manager shall have no obligation to continue expenditures on other Pre-Feasibility Studies related solely to such alternative.

8.8
Completion of Pre-Feasibility Studies and Selection of Approved Alternatives. As soon as reasonably practical following completion of all Pre-Feasibility Studies required to evaluate fully the alternatives studied pursuant to Pre-Feasibility Programs, the Manager shall prepare a report summarizing all Pre-Feasibility Studies and shall submit the same to the Management Committee. Such report shall incorporate the following:

(a)	the results of the analyses of the alternatives and other matters evaluated in the conduct of the Pre-Feasibility Programs;

(b)
reasonable estimates of capital costs for the Development and start-up of the mine, mill and other processing and ancillary facilities required by the Development and Mining alternatives evaluated (based on flow sheets, piping and instrumentation diagrams, and

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other major engineering diagrams), which cost estimates shall include reasonable estimates of:

(i)	capitalized pre-stripping expenditures, if an open pit or surface mine is proposed;

(ii)
expenditures required to purchase, construct and install all machinery, equipment and other facilities and infrastructure (including contingencies) required to bring a mine into Commercial Production, including an analysis of costs of equipment or supply contracts in lieu of Development costs for each Development and Mining alternative evaluated;

(iii)
expenditures required to perform all other related work required to commence Commercial Production of Products and, if applicable, process Products (including reasonable estimates of working capital requirements); and

(iv)
all other direct and indirect costs and general and administrative expenses that may be required for a proper evaluation of the Development and Mining alternatives and annual production levels evaluated.  The capital cost estimates shall include a schedule of the timing of the estimated capital requirements for each alternative;

(c)
a reasonable estimate of the annual expenditures required for the first year of Operations after completion of the capital program described in Subsection 8.8(b) for each Development alternative evaluated, and for subsequent years of Operations, including estimates of annual production, processing, administrative, operating and maintenance expenditures, taxes (other than income taxes), working capital requirements, royalty and purchase obligations, equipment leasing or supply contract expenditures, work commitments, Environmental Compliance costs, post Operations Environmental Compliance and Continuing Obligations funding requirements and all other anticipated costs of such Operations.  This analysis shall also include an estimate of the number of employees required to conduct such Operations for each alternative;

(d)
a review of the nature, extent and rated capacity of the mine, machinery, equipment and other facilities preliminarily estimated to be required for the purpose of producing and marketing Products under each Development and Mining alternative analyzed;

(e)
an analysis (and sensitivity analyses reasonably requested by either Member), based on various target rates of return and price assumptions requested by either Member, of whether it is technically, environmentally, and economically feasible to place a prospective ore body or deposit within the Company Properties into Commercial Production for each of the Development and Mining alternatives analyzed (including a discounted cash flow rate of return investment analysis for each alternative and net present value estimate using various discount rates requested by either Member); and

(f)	such other information as the Management Committee deems appropriate.

Within thirty (30) days after delivery of the Pre-Feasibility Study summary to the Members, a Management Committee meeting shall be convened for the purposes of reviewing the Pre-Feasibility Study summary and selecting one or more Approved Alternatives, if any.

8.9	Programs and Budgets for Feasibility Study. Within sixty (60) days following the selection of an Approved Alternative, the Manager shall submit to the Management Committee a

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Program and a Budget, which shall include necessary Operations, for the preparation of a Feasibility Study.  A Feasibility Study may be prepared by the Manager, Feasibility Contractors, or both, or may be prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines.

8.10	Development Programs and Budgets; Project Financing.

(a)
Unless otherwise determined by the Management Committee, the Manager shall not submit to the Management Committee a Program and Budget including Development of the mine described in a completed Feasibility Study until sixty (60) days following the receipt by Manager of the Feasibility Study.  The Program and Budget, which includes Development of the mine described in the completed Feasibility Study, shall be based on the estimated cost of Development described in the Feasibility Study for the Approved Alternative, unless otherwise directed by the Management Committee.

(b)
Promptly following adoption of the Program and Budget, which includes Development as described in a completed Feasibility Study, but in no event more than forty-five (45) days thereafter, the Manager shall submit to the Management Committee a report on material bids received for Development work (“Bid Report”).  If bids described in the Bid Report result in the aggregate cost of Development work exceeding 10% of the Development cost estimates that formed the basis of the Development component of the adopted Program and Budget, the Program and Budget, which includes relevant Development, shall be deemed to have been resubmitted to the Management Committee based on the aggregate costs as described in the Bid Report on the date of receipt of the Bid Report and shall be reviewed and adopted in accordance with Sections 6.2 and 8.4.

(c)
If the Management Committee approves the Development of the mine described in a Feasibility Study and also decides to seek Project Financing for such mine, each Member, in conjunction with the Company, shall, at its own cost, cooperate in seeking to obtain Project Financing for such mine; provided, however, that all fees, charges and costs (including attorneys and technical consultants fees) paid to the Project Financing lenders shall be borne by the Company, unless such fees are capitalized as a part of the Project Financing.

8.11
Expansion or Modification Programs and Budgets.  Any Program and Budget proposed by the Manager involving Expansion or Modification shall be based on a Feasibility Study prepared by the Manager, Feasibility Contractors, or both, or prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines.  The Program and Budget, which include Expansion or Modification, shall be submitted for review and approval by the Management Committee within thirty (30) days following receipt by the Manager of such Feasibility Study.

8.12
Budget Overruns; Program Changes. For Programs and Budgets adopted after completion of TargetSub’s Initial Contribution, the Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget.  If the Manager exceeds an adopted Budget by more than 20% in the aggregate, then the excess over 20%, unless directly caused by an emergency or unexpected expenditure made pursuant to Section 8.13 or unless otherwise authorized or ratified by the Management Committee, shall be the sole responsibility of the Manager and such excess shall not be included in the calculations of the Membership Interests nor deemed a contribution under this Agreement.  Budget overruns of

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20% or less in the aggregate shall be borne by the Members in proportion to their respective Membership Interests.

8.13
Emergency or Unexpected Expenditures. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life or property, to protect the Assets or to comply with Laws.  The Manager may make reasonable expenditures on behalf of the Company for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care.  The Manager shall promptly notify the Management Committee of the emergency or unexpected expenditures.  During the period of time during which TargetSub is earning the 75% Membership Interest, if TargetSub, as Manager, makes emergency or unexpected expenditures, such expenditures, if thereafter approved by the Management Committee, shall be treated as Eligible Exploration Expenditures.  After TargetSub has acquired the 75% Membership Interest, the Manager shall be reimbursed for all such emergency or unexpected expenditures made in behalf of the Company if such expenditures did not come from the Business Account.

ARTICLE IX

ACCOUNTS AND SETTLEMENTS

9.1
General Accounting and Monthly Statements.  After completion of TargetSub’s Initial Contribution, the Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.  The Manager shall maintain detailed and comprehensive cost accounting records, including general ledgers, supporting and subsidiary journals, invoices, check and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of Operations for managerial, tax, regulatory or other financial, regulatory, or legal reporting purposes related to the Company.  Such records shall be retained for the duration of the period allowed the Members for audit or the period necessary to comply with tax or other regulatory requirements.  The records shall reflect all obligations, advances and credits to Members.

9.2
Cash Calls. On the basis of each adopted Program and Budget after completion of TargetSub’s Initial Contribution, the Manager shall submit prior to the last day of each month a billing for estimated cash requirements for the next month.  Within ten (10) days after receipt of each billing, or a billing made pursuant to Section 8.13, each Member shall advance its proportionate share of such cash requirements.  The Manager shall record all funds received in the Business Account.  The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to thirty (30) days.  All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Company in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds.

Payment of any such billings by either Member, including the Manager, shall not prejudice such Member’s right to protest or question the correctness thereof for a period not to exceed six (6) months following the calendar year during which such billings were received by such Member.  All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such six (6) months period.

9.3
Failure to Meet Cash Calls. A Member that fails to meet cash calls in the amount and at the times specified in Section 9.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to 5 percentage points over the Prime

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Rate, but in no event shall the rate of interest exceed the maximum permitted by Law.  Such interest shall accrue to the benefit of and be payable to the non-defaulting Member, but shall not be deemed as amounts contributed by the non-defaulting Member in the event dilution occurs in accordance with Article VIII.  In addition to any other rights and remedies available to it by Law, the non-defaulting Member shall have those other rights, remedies, and elections specified in Sections 9.4 and 9.5, which rights and remedies and elections shall not be duplicative or cumulative of any other rights or remedies in this Agreement, but shall be understood to be alternatives.

9.4
Cover Payment.  If a Member defaults in making a contribution or cash call required by an adopted Program and Budget, the non-defaulting Member may, but shall not be obligated to, advance some portion or the entire amount in default on behalf of the defaulting Member (a “Cover Payment”).  Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate provided in Section 9.3.  If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments. The failure to repay such loan upon demand shall be a default.

9.5
Remedies. Except for TargetSub’s obligations pursuant to Subsections 5.5(a) and 5.7(a), the Members acknowledge that if either Member defaults in making a contribution required by Section 5.10 or a cash call, or in repaying a loan, as required under Sections 9.2, 9.3 or 9.4, whether or not a Cover Payment is made, it will be difficult to measure the damages resulting from such default (it being hereby understood and agreed that the Members have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty).  Both Members acknowledge and recognize that the damage to the non-defaulting Member could be significant.  In the event of such default, as reasonable liquidated damages, the non-defaulting Member may, with respect to any such default not cured within thirty (30) days after notice to the defaulting Member of such default, elect any of the following remedies by giving notice to the defaulting Member.  Such election may be made with respect to each failure to meet a cash call relating to a Program and Budget, regardless of the frequency of such cash calls, provided such cash calls are made in accordance with Section 9.2.

(a)
The defaulting Member grants to the non-defaulting Member a power of sale as to all or any portion of its Membership Interest that is subject to the lien and security interest granted in Section 5.14 (whether or not such lien and security interest has been perfected), upon a default under Sections 9.3 or 9.4.  Such power shall be exercised in the manner provided by applicable Law or otherwise in a commercially reasonable manner and upon reasonable notice.  If the non-defaulting Member elects to enforce the lien or security interest pursuant to the terms of this Subsection, the defaulting Member shall be deemed to have waived any available right of redemption, any required valuation or appraisal of the secured property prior to sale, any available right to stay execution or to require a marshalling of assets, and any required bond in the event a receiver is appointed, and the defaulting Member shall be liable for any deficiency.

(b)	The non-defaulting Member may elect to have the defaulting Member’s Membership Interest diluted or eliminated as follows:

(i)
For a default occurring before Payout relating to a Program and Budget covering in whole or in part Exploration, Pre-Feasibility Study or Feasibility Study Operations, the Reduced Member’s Membership Interest shall be recalculated by dividing: (X) the sum of (1) the value of the Reduced Member’s Initial Contribution under

50538524.8

Section 5.3 or earned Membership Interest under Section 5.4, (2) the total of all of the Reduced Member’s contributions under Sections 5.10 and 8.5, and (3) the amount, if any, the Reduced Member contributed to the adopted Program and Budget with respect to which the default occurred; by (Y) the sum of (1), (2) and (3) above for both Members; and then multiplying the result by one hundred.  For such a default occurring after Payout, the Reduced Member’s Membership Interest shall be reduced in an amount equal to two (2) times the amount by which it would have been reduced if such default had occurred before Payout.  For such a default, whether occurring before or after Payout, the Recalculated Membership Interest shall then be further reduced:

(1)	for a default relating exclusively to an Exploration Program and Budget, by multiplying the Recalculated Membership Interest by the following percentage: 95%; or

(2)
for a default relating to a Program and Budget covering in whole or in part Pre-Feasibility Study and/or Feasibility Study Operations, by multiplying the Recalculated Membership Interest by the following percentage: 90%.

The Membership Interest of the other Member shall be increased by the amount of the reduction in the Membership Interest of the Reduced Member, including the further reduction under Subsections  9.5(b)(i)(1)or (2) ..

(ii)
For a default relating to a Program and Budget covering in whole or in part Development or Mining, at the non-defaulting Member’s election, the defaulting Member shall be deemed to have withdrawn and to have automatically relinquished its interest in the Company to the non-defaulting Member; provided, however, the defaulting Member shall have the right to receive only from 5% of Net Proceeds, if any, and not from any other source, an amount equal to 90% of the defaulting Member’s Equity Account balance at the time of such default, payable as contemplated in Section 5.12.  Upon such default, the defaulting Member shall thereafter have no further right, title or interest in the Company except payment as set out in this subsection.

(iii)
Dilution under this Subsection 9.5(b) shall be effective as of the date of the original default, and Section 8.6 shall not apply.  The amount of any Cover Payment under Section 9.4 and interest thereon, or any interest accrued in accordance with Section 9.3, shall be deemed to be amounts contributed by the non-defaulting Member, and not as amounts contributed by the defaulting Member.

(iv)
Whenever the Membership Interests are recalculated pursuant to this Subsection 9.5(b), (A) the Equity Accounts of both Members shall be adjusted to bear the same ratio to each other as their recalculated Membership Interests; and (B) the portion of Capital Account attributable to the reduced Membership Interest of the Reduced Member shall be transferred to the other Member.

(v)
If a Member has defaulted in meeting a cash call or repaying a loan, and if the non-defaulting Member has made a Cover Payment, then, in addition to a reduction in the defaulting Member’s Membership Interest effected pursuant to Subsection 9.5(b), the non-defaulting Member shall have the right, if the

50538524.8

indebtedness arising from a default or Cover Payment is not discharged within 60 days of the default and upon not less than thirty (30) days advance notice to the defaulting Member, to elect to purchase all the right, title, and interest, whenever acquired or arising, of the defaulting Member in the Company, including but not limited to its Membership Interest or interest in Net Proceeds, together with all proceeds from and accessions of the foregoing (collectively the “Defaulting Member’s Entire Interest”) at a purchase price equal to 90% of the fair market value thereof as determined by a qualified independent appraiser appointed by the non-defaulting Member.  If the defaulting Member conveys notice of objection to the person so appointed within ten (10) days after receiving notice thereof, then an independent and qualified appraiser shall be appointed by the joint action of the appraiser appointed by the non-defaulting Member and a qualified independent appraiser appointed by the defaulting Member; provided, however, that if the defaulting Member fails to designate a qualified independent appraiser for such purpose within ten (10) days after giving notice of such objection, then the person originally designated by the non-defaulting Member shall serve as the appraiser; provided further, that if the appraisers appointed by each of the Members fail to appoint a third qualified independent appraiser within five (5) days after the appointment of the last of them, then an appraiser shall be appointed by a judge of a court of competent jurisdiction in the state in which the Company is situated upon the application of either Member.  There shall be withheld from the purchase price payable, upon transfer of the Defaulting Member’s Entire Interest, the amount of any Cover Payment under Section 9.4 and unpaid interest thereon to the date of such transfer, or any unpaid interest accrued in accordance with Section 9.3 to the date of such transfer.  Upon payment of such purchase price, the defaulting Member shall be deemed to have relinquished all of the Defaulting Member’s Entire Interest to the non-defaulting Member, but shall remain liable to the extent provided in Section 5.13.

9.6	Audits.

(a)
After completion of TargetSub’s Initial Contribution, within 60 days after the end of each calendar year, at the request of a Member, an audit shall be completed by certified public accountants selected by, and independent of, the Manager.  The audit shall be conducted in accordance with generally accepted auditing standards and shall cover all books and records maintained by the Manager pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such calendar year, including production and inventory records and all costs for which the Manager sought reimbursement under this Agreement, together with all other matters customarily included in such audits.  All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after receipt of the audit report, unless either Member elects to conduct an independent audit pursuant to Subsection 9.6(b) which is ongoing at the end of such three (3) month period, in which case such exceptions and claims may be made within the period provided in Subsection 9.6(b).  Failure to make any such exception or claim within such period shall mean the audit is deemed to be correct and binding upon the Members.  The cost of all audits under this Subsection shall be charged to the Business Account.

(b)
Notwithstanding the annual audit conducted by certified public accountants selected by the Manager, each Member shall have the right to have an independent audit of all Company books, records and accounts, including all charges to the Business Account.

50538524.8

This audit shall review all issues raised by the requesting Member, with all costs borne by the requesting Member.  The requesting Member shall give the other Member and the Manager thirty (30) days prior notice of such audit.  Any audit conducted on behalf of either Member shall be made during the Manager’s normal business hours and shall not interfere with Operations.  Neither Member shall have the right to audit records and accounts of the Company relating to transactions or Operations more than twenty four (24) months after the calendar year during which such transactions, or transactions related to such Operations, were charged to the Business Account.  All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after completion and delivery of such audit, or they shall be deemed waived.

ARTICLE X

DISPOSITION OF PRODUCTION

10.1
No Taking In Kind.  No Member shall have the right to take in kind or separately dispose of its share of all Products in proportion to its Membership Interest.  The Manager shall sell all Products on behalf of the Company.  Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products owned by any third party at any processing facilities constructed by the Company or any of the Members pursuant to this Agreement.

ARTICLE XI

RESIGNATION, DISSOLUTION AND TERMINATION

11.1	Termination and Dissolution. This Agreement shall terminate as expressly provided herein, unless earlier terminated by written agreement and the Company shall thereafter be dissolved.

11.2
Termination of Right to Acquire.  Notwithstanding anything to the contrary in this Agreement, TargetSub may elect to terminate its right to acquire a 75% Membership Interest in the Company at any time after the Effective Date, provided (i) the Guarantor has made the required payment of 50,000 common shares pursuant to Section 5.7 and (ii) TargetSub has fulfilled the firm commitment of incurring at least $750,000 in Eligible Exploration Expenditures pursuant to Subsection 5.5(a) on or before the first anniversary date of the Effective Date, by providing sixty (60) days written notice to NFUR.  In the event that the required expenditures pursuant to Subsection 5.5(a) have not been made, TargetSub shall have the option to make a cash payment to NFUR by wire transfer or certified check in an amount equal to the shortfall, if any, between $750,000 and the amount of Eligible Exploration Expenditures funded by TargetSub on or before the first anniversary of the Effective Date.  If TargetSub elects to terminate its right to acquire the 75% Membership Interest in the Company, its only obligation shall be to fund costs which are incurred under the Program and Budget in effect at the time of such termination, including existing contractual obligations entered into pursuant to such Program and Budget or otherwise.  In the event that TargetSub fails to satisfy and comply with the obligations in Subsections 5.5(a) and 5.7(a), TargetSub shall be deemed to have resigned and withdrawn from the Company and shall thereafter not be a Member of the Company.  Notwithstanding such termination or resignation, TargetSub and Guarantor shall remain liable for the obligations of Subsections 5.5(a) and 5.7(a).

11.3	Resignation. A Member may elect to resign from the Company by: (i) failing to complete its obligations as required by Section 5.3 or Sections 5.4, 5.5 and 5.7, or (ii) giving

50538524.8

Notice to the other Member of the effective date of resignation, which shall be the later of the end of the then-current Program Period or thirty (30) days after the date of the Notice.  Upon such resignation, the resigning Member shall be deemed to have transferred to the remaining Member all of its Membership Interest, including all of its proportionate interest in the Assets and in its Capital Account, without cost and free and clear of all Encumbrances arising by, through or under such resigning Member, except Permitted Encumbrances and those to which both Members have agreed.  The resigning Member shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other Member to affect the transfer of its interests in the Company and the Assets to the other Member.  If within a sixty (60) day period both Members elect to resign or withdraw, then the Company shall instead be deemed to have been terminated by the written agreement of the Members pursuant to Section 11.1 and the Company shall be dissolved pursuant to Law.

11.4
Disposition of Assets on Termination. Promptly after termination under Section 11.1, the Manager shall take all action necessary to wind up the activities of the Company, in accordance with Exhibit E. All costs and expenses incurred in connection with the termination of the Company shall be expenses chargeable to the Business Account.

11.5
Filing of Statement of Dissolution.  Upon completion of the winding up of the affairs of the Company, the Manager shall promptly file a Statement of Dissolution with the Office of the Secretary of State of Colorado.  If the Manager has caused the dissolution of the Company, whether voluntarily or involuntarily, then a person selected by majority vote of the remaining Members to wind up the affairs of the Company shall file a Statement of Dissolution pursuant to this Section.

11.6
Non-Compete Covenants. Neither a Member that resigns pursuant to Section 11.3, or is deemed to have withdrawn pursuant to the Agreement, including but not limited to Sections 5.12 or 9.5, nor any Affiliate of such a Member, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Area of Interest for twenty-four (24) months after the effective date of resignation. If a resigning Member, or the Affiliate of a resigning Member, breaches this Section 11.6, such Member shall be obligated to offer to convey to the Company, without cost or reimbursement, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the Company, if the acquiring party is the resigning Member’s Affiliate). Such offer shall be made in writing and can be accepted by the Company at any time within ten (10) days after the offer is received by the Management Committee, and each remaining Member. Failure of a Member’s Affiliate to comply with this Section 11.6 shall be a breach by such Member of this Agreement.

11.7
Right to Data After Termination.  After termination of the Company pursuant to Section 11.1, each Member shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating, resigning, or withdrawing Member shall not be entitled to any such copies after such termination, resignation or withdrawal.  A resigning or otherwise terminating Member shall return all Data to the Company.  In any event, the Existing Data of NFUR shall remain with NFUR and its Affiliates as the property of NFUR and/or its Affiliates; if TargetSub resigns or otherwise withdraws from the Company, it shall return all copies of Existing Data to the Company or to NFUR.

11.8
Continuing Authority. On dissolution of the Company under Section 11.1 or the deemed withdrawal of either Member pursuant to Section 9.5, the Member which was the Manager prior to such termination or withdrawal (or the other Member in the event of a withdrawal by the

50538524.8

Manager) shall have the power and authority to do all things on behalf of the Company which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company and the Members, encumber Assets, and take any other reasonable action in any matter with respect to which the former Members continue to have, or appear or are alleged to have, a common interest or a common liability.

ARTICLE XII

ACQUISITIONS WITHIN AREA OF INTEREST

12.1
General.  Any interest or right to acquire any interest in real property, Data, unpatented or patented mining claims, or water rights related thereto, or the location of mining claims within the Area of Interest either acquired or proposed to be acquired during the term of this Agreement by or on behalf of either Member (“Acquiring Member”) or any Affiliate of such Member shall be subject to the terms and provisions of this Agreement.  NFUR and TargetSub and their respective Affiliates for their separate account shall be free to acquire lands, Data, mining claims or interests in lands or mining claims outside the Area of Interest and to locate mining claims outside the Area of Interest.  Failure of any Affiliate of either Member to comply with this Article XII shall be a breach by such Member of this Agreement.

12.2
Notice to Non-Acquiring Member.  Within fifteen (15) days after the acquisition, proposed acquisition or location, as the case may be, of any interest or the right to acquire any interest in real property, Data, mining claims, whether patented or unpatented, or water rights wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the Acquiring Member shall notify the other Members and the Management Committee of such acquisition by it or its Affiliate; provided further that if the acquisition or location of any interest or right to acquire any interest pertains to real property, Data, patented or unpatented mining claims or water rights partially within the Area of Interest, then all such real property, Data, patented or unpatented mining claims or water rights (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article XII.  The Acquiring Member’s Notice shall describe in detail the acquisition and/or location, the acquiring party if that party is an Affiliate, the lands and minerals covered thereby, any water rights related thereto, the cost thereof, and the reasons why the Acquiring Member believes that the acquisition (or proposed acquisition) of the interest is in the best interests of the Company under this Agreement. In addition to such Notice, the Acquiring Member shall make any and all information concerning the relevant interest available for inspection by the other Members and the Management Committee.

12.3
Option Exercised.  Within thirty (30) days after receiving the Acquiring Member’s Notice, the Management Committee may notify the Acquiring Member of its election to accept the acquired interest in the Company.  Promptly upon such notice, the Acquiring Member shall convey or cause its Affiliate to convey to the Company by special warranty deed or other appropriate transfer documents with title held as described in Section 3.4, all of the Acquiring Member’s (or its Affiliate’s) interest in such acquired interest, free and clear of all Encumbrances arising by, through or under the Acquiring Member (or its Affiliate) other than those to which both the Acquiring Member and Management Committee have agreed.  Immediately upon such Notice, the acquired interest either shall be subject to a Supplemental Business Arrangement pursuant to Article XIV, or if conveyed to the Company, shall become a part of the Assets and/or

50538524.8

- -

Company Properties for all purposes of this Agreement.  The other Members shall promptly pay to the Acquiring Member its/their proportionate share of the latter’s actual out of pocket acquisition costs; provided, however, that if such an acquisition is made prior to the completion of TargetSub’s Initial Contribution, the acquisition costs shall be repaid to NFUR, if it is the Acquiring Member, or made by TargetSub and in either event accepted and treated as Eligible Exploration Expenditures.

12.4
Option Not Exercised.  If the Management Committee does not give such Notice within the thirty (30) day period set forth in Section 12.3, the Company shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Assets or continue to be subject to this Agreement.

ARTICLE XIII

ABANDONMENT AND SURRENDER OF PROPERTIES

13.1
Abandonment and Surrender.  Either Member may request the Management Committee to authorize the Manager to surrender or abandon part or all of the Company Properties. If the Management Committee authorizes such surrender or abandonment, the Company shall assign to the requesting Member, by special warranty deed and without cost to the requesting Member, all of the Company’s interest in the Company Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the Company other than those to which both the Company and the requesting Member have agreed.  Upon the assignment, such properties shall cease to be part of the Company Properties.  If the Management Committee does not authorize such surrender or abandonment, such properties shall remain part of the Company Properties.

ARTICLE XIV

SUPPLEMENTAL BUSINESS AGREEMENT

14.1
Supplemental Agreements.  At any time during the term of this Agreement after TargetSub’s acquisition of the 75% Membership Interest, the Management Committee may determine by unanimous vote of the Members that it is appropriate to segregate the Area of Interest into areas subject to separate Programs and Budgets for purposes of conducting further Exploration, Pre-Feasibility or Feasibility Studies, Development, or Mining. At such time, the Management Committee shall designate which portion of the Company Properties will comprise an area of interest under a separate business arrangement (“Supplemental Business”), and the Members shall enter into a new agreement (“Supplemental Business Agreement”) for the purpose of further exploring, analyzing, developing, and mining such portion of the Company Properties. The Supplemental Business Agreement shall be in substantially the same form as this Agreement, with rights and interests of the Members in the Supplemental Business identical to the rights and interests of the Members in this Company at the time of the designation, unless otherwise agreed by the Members, and with the Members agreeing to new Capital and Equity Accounts and other terms necessary for the Supplemental Business Agreement to comply with the nature and purpose of the designation. Following execution of the Supplemental Business Agreement, this Agreement shall terminate insofar as it affects the Company Properties covered by the Supplemental Business Agreement.

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ARTICLE XV

TRANSFER OF INTEREST; PRE-EMPTIVE RIGHT

15.1	General. A Member shall have the right to Transfer to a third party an interest in its Membership Interest, or any beneficial interest therein, solely as provided in this Article XV.

15.2	Limitations on Free Transferability. Any Transfer by either Member under Section 15.1 shall be subject to the following limitations:

(a)
Neither Member shall Transfer any interest in this Agreement or the Company (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Membership Interest in the Company;

(b)
No transferee of all or any part of a Member’s Membership Interest shall have the rights of a Member unless and until the transferring Member has provided to the other Member Notice of the Transfer, and, except as provided in Subsection 15.2(g), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Member;

(c)	Neither Member shall make a Transfer that shall violate any Law, or, without the consent of the other Member, result in the cancellation of any permits, licenses, or other similar authorization;

(d)
No Transfer permitted by this Article XV shall relieve the transferring Member of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer or exists on the Effective Date;

(e)
Neither Member, without the consent of the other Member, shall make a Transfer that shall cause termination of the tax partnership established by Section 4.3.  If such termination is caused, the transferring Member shall indemnify the other Member for, from and against any and all loss, cost, expense, damage, liability or claim therefor arising from the Transfer, including without limitation any increase in taxes, interest and penalties or decrease in credits caused by such termination and any tax on indemnification proceeds received by the Indemnified Party.

(f)
In the event of a Transfer of less than all of a Membership Interest, the transferring Member and its transferee shall act and be treated as one Member; provided however, that in order for such Transfer to be effective, the transferring Member and its transferee must first:

(i)	agree, as between themselves, that one of them is authorized to act as the sole agent (“Agent”) on their behalf with respect to all matters pertaining to this Agreement and the Business; and

(ii)	give Notice to the other Member of the designation of the Agent, and in such Notice warrant and represent to other Member that:

(1)	the Agent has the sole authority to act on behalf of, and to bind, the transferring Member and its transferee with respect to all matters pertaining to this Agreement , the Company and the Business;

(2)
the other Member may rely on all decisions of, Notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Member and its transferee; and

50538524.8

(3)
all decisions of, Notices and other communications from, and failures to respond by, the other Member to the Agent shall be deemed to have been given (or not given) to the transferring Member and its transferee.

The transferring Member and its transferee may change the Agent (but such replacement must be one of them) by giving Notice to the other Member, which Notice must conform to Subsection 15.2(f)(ii).

(g)
If the Transfer is the grant of an Encumbrance in a Membership Interest to secure a loan or other indebtedness of either Member in a bona fide transaction, other than a transaction approved unanimously by the Management Committee or Project Financing approved by the Management Committee, such Encumbrance shall be granted only in connection with such Member’s financing payment or performance of that Member’s obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other Member hereunder (including without limitation under Section 5.15). Any such Encumbrance shall be further subject to the condition that the holder of such Encumbrance (“Chargee”) first enter into a written agreement with the Company and the other Member in form satisfactory to the Company and the other Participant, acting reasonably, binding upon the Chargee, to the effect that:

(i)
the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Member’s Membership Interest and that such Encumbrance shall be subject to the provisions of this Agreement;

(ii)
the Chargee’s remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Member’s Membership Interest to the other Member, or, failing such a sale, at a public auction to be held at least fourteen (14) days after prior notice to the Company and the other Member, such sale to be subject to the purchaser entering into a written agreement with the Company and the other Member whereby such purchaser assumes all obligations of the encumbering Member under the terms of this Agreement. The price of any pre-emptive sale to the other Member shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such pre-emptive sale shall occur within sixty (60) days of the Chargee’s notice to the Company and the other Member of its intent to sell the encumbering Member’s Membership Interest. Failure of a sale to the other Member to close by the end of such period, unless failure is caused by the encumbering Member or by the Chargee, shall permit the Chargee to sell the encumbering Member’s Membership Interest at a public sale; and

(iii)
the charge shall be subordinate to any then-existing debt, including Project Financing previously approved by the Management Committee, encumbering the transferring Member’s Membership Interest in the Company;

15.3
Pre-emptive Right. Any Transfer by either Member under Section 15.1 and any Transfer by an Affiliate in Control of a Member shall be subject to a pre-emptive right of the other Member to the extent provided in Exhibit D.  Failure of a Member’s Affiliate to comply with this Article XV and Exhibit D shall be a breach by such Member of this Agreement.  These pre-emptive rights shall not apply to any change of control or ownership of the Members’ Affiliates including Ur-Energy Inc., Ur-Energy USA Inc., NFU Wyoming, LLC, and Target Exploration & Mining Corporation or any transfer of a Member or control of a Member to another Affiliate.

50538524.8

ARTICLE XVI

DISPUTES

16.1
Governing Law.  Except for matters of title to the Company Properties or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the Laws of any other jurisdiction.

16.2
Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration.  Prior to any Party commencing arbitration, the Parties shall consult and negotiate with each other in good faith and attempt to reach a just and equitable resolution satisfactory to all Parties.  If the Parties do not reach resolution of such dispute within thirty (30) days from the date of the act or omission out of which the dispute arose and Notice of the dispute, the Parties shall submit the matter for resolution by arbitration as provided herein.  Arbitration of any dispute under this Agreement shall be in accordance with the applicable Commercial Arbitration Rules of the American Arbitration Association; provided, however, that procedurally, the parties shall be entitled to reasonable discovery pursuant to applicable Colorado rules of civil procedure.  Applicable evidentiary rules and precedent relating to expert witnesses shall also control.  If there is any conflict between the provisions of this Agreement and the provisions of the Commercial Arbitration Rules of the American Arbitration Association, the provisions of this Agreement shall prevail.

(a)	Time Limitation. Demand for arbitration must be in writing and given within one (1) year from the date of the act or omission out of which the dispute arose.

(b)
Place of Arbitration; Number of Arbitrators.  Unless otherwise agreed in writing, arbitration shall be held in Casper, Wyoming and shall be before three (3) Arbitrators if more than $100,000 is at issue and one (1) Arbitrator if less than $100,000 is at issue.

(c)
No Special Damages.  In no event shall any Party be liable for any consequential, special, incidental, indirect or punitive damages of any nature whatsoever arising from or related to this Agreement, including without limitation loss of revenue, loss of profit, lost opportunities, costs of capital, claims of clients or customers, whether the claims are based on contract, tort, strict liability or otherwise.

(d)
Costs.  If any arbitration or any other proceeding is brought for the enforcement of this Agreement, including without limitation this Article XVI, to collect any award or judgment entered pursuant to this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement or Operations of the Company, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that arbitration, action or proceeding, including without limitation expert witness fees and costs and fees and costs associated with consultants, in addition to any other relief to which the Party (-ies) may be entitled.

(e)
Judgment.  The award of the Arbitrator(s) shall be final and binding on the Parties, and judgment on the award may be entered by any court of competent jurisdiction.  If the Parties settle the dispute in the course of the arbitration, the settlement shall be approved by the Arbitrator(s) on request of either Party and shall become the award.  Arbitration fees and expenses, together with reasonable attorney fees as provided in

50538524.8

Subsection 16.2(d) shall be allocated and awarded as provided by the Arbitrator(s).  Arbitrator(s) shall have no authority to award damages against any Party in contravention of the limitations set forth in Subsection 16.2(c).

ARTICLE XVII

CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE OF INFORMATION

17.1
Business Information.  All Business Information shall be owned by the Company.  Subject to the terms of this Agreement, including without limitation Section 11.7, both before and after the dissolution of the Company, all Business Information may be used by either Member for any purpose, whether or not competitive with the Company, without consulting with, or obligation to, the other Member.  Except as provided in Sections 17.3 and 17.4, or with the prior written consent of the other Member, each Member shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.

17.2
Member Information.  In performing its obligations under this Agreement, neither Member shall be obligated to disclose any Member Information. If a Member elects to disclose Member Information in performing its obligations under this Agreement, such Member Information, together with all improvements, enhancements, refinements and incremental additions to such Member Information that are developed, conceived, originated or obtained by either Member in performing its obligations under this Agreement (“Enhancements”), shall be owned exclusively by the Member that originally developed, conceived, originated or obtained such Member Information. Each Member may use and enjoy the benefits of such Member Information and Enhancements in the conduct of the Business hereunder, but the Member that did not originally develop, conceive, originate or obtain such Member Information may not use such Member Information and Enhancements for any other purpose.  Except as provided in Section 17.4, or with the prior written consent of the other Member, which consent may be withheld in such Member’s sole discretion, each Member shall keep confidential and not disclose to any third party or the public any portion of Member Information and Enhancements owned by the other Member that constitutes Confidential Information.

17.3
Permitted Disclosure of Confidential Business Information.  Either Member may disclose Business Information that is Confidential Information: (a) to a Member’s officers, directors, partners, members, managers, employees, Affiliates, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Member’s performance of its obligations under this Agreement; (b) to any party to whom the disclosing Member contemplates a Transfer of all or any part of its Membership Interest, for the sole purpose of evaluating the proposed Transfer; (c) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Member; or (d) to a third party with whom the disclosing Member contemplates any independent business activity or operation.

The Member disclosing Confidential Information pursuant to this Section 17.3 shall disclose such Confidential Information to only those persons or entities who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such persons or entities is permitted under this Section 17.3 and who have agreed in writing, enforceable by the other Member, to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Article XVII.  Such writing shall not preclude parties described in Subsection 17.3(b) from discussing and completing a Transfer with the other Member.  The Member disclosing

50538524.8

Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such persons or entities in violation of this Agreement and such other writing.

17.4
Disclosure Required By Law.  Notwithstanding anything contained in this Article XVII, a Member may disclose any Confidential Information if, in the opinion of the disclosing Member’s legal counsel; (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order or procedural rule; or (b) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Member or its Affiliates.

Prior to any disclosure of Confidential Information under this Section 17.4, the disclosing Member shall give the other Member at least ten (10) days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Member shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including, without limitation, cooperation with the other Member in obtaining protective orders and supporting the other Member in intervention in any such proceeding.

17.5
Public Announcements.  Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Member or its Affiliates shall first consult with the other Member as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Member, there is not sufficient time to consult with the other Member before such announcement or disclosure must be made under applicable Laws.  Assuming sufficient time exists, the releasing or disclosing Member or its Affiliates shall notify the other Member, as soon as possible, of the pendency of such announcement or disclosure, and provide a draft of such public disclosure three (3) business days prior to such announcement and shall consider any suggested edits; the final form and content, and the timing of any such announcement or disclosure shall be in the sole discretion of the releasing or disclosing Member or its Affiliate and appropriate legal counsel.  Any press release or other public announcement or disclosure to be issued by either Member or its Affiliates relating to this Business or the Company shall also identify the other Member.  All public announcements made by and in behalf of the Company shall be approved in form and content, and timing, by the Management Committee and legal counsel.

17.6
Applicability to Affiliates.  All obligations described in this Article XVII are the obligations of all Affiliates of Members.  A breach of any provision in this Article by an Affiliate is a breach by its affiliated Member and shall be treated as same for purposes of liability and indemnification.

ARTICLE XVIII

GENERAL PROVISIONS

18.1	Notices. All notices, payments and other required or permitted communications (“Notices”) to either Member or any other Party shall be in writing, and shall be addressed respectively as follows:

50538524.8

If to NFUR:

Ur-Energy USA Inc., Manager

10758 W. Centennial Road, Suite 200

Littleton, Colorado

USA 80127

Attention: W. William Boberg, President
Telephone: 720-981-4588
Facsimile: 720-981-5643

With a Copy to:

Paul G. Goss, Esq.

General Counsel of Ur-Energy USA Inc., Manager

10758 W. Centennial Road, Suite 200

Littleton, Colorado

USA 80127

Telephone: 720-981-4588
Facsimile: 720-981-5643

If to Ur-Energy:

Ur-Energy USA Inc.

10758 W. Centennial Road, Suite 200

Littleton, Colorado

USA 80127

Attention: W. William Boberg, President
Telephone: 720-981-4588
Facsimile: 720-981-5643

With a Copy to:

Paul G. Goss, Esq.

General Counsel of Ur-Energy USA Inc.

10758 W. Centennial Road, Suite 200

Littleton, Colorado

USA 80127

Telephone: 720-981-4588
Facsimile: 720-981-5643

If to NFU:

NFU Wyoming, LLC (Ur-Energy USA Inc, Manager)

10758 W. Centennial Road, Suite 200

Littleton, Colorado

USA 80127

Attention: W. William Boberg
Telephone: 720-981-4588
Facsimile: 720-981-5643

50538524.8

With a Copy to:

Paul G. Goss, Esq.

General Counsel of Ur-Energy USA Inc. (as Manager)

10758 W. Centennial Road, Suite 200

Littleton, Colorado

USA 80127

Telephone: 720-981-4588
Facsimile: 720-981-5643

If to TargetSub:

448018 Exploration Inc.

Suite 1240 – 1140 West Pender Street

Vancouver, British Columbia

V6E 4G1

Attention: Mark Morabito
Telephone: (604) 681-8030
Facsimile: (604) 681-8039

With a Copy to:

Blake, Cassels & Graydon LLP:
Suite 2600, Three Bentall Centre
595 Burrard Street
Vancouver, British Columbia V7X 1L3

Attention: Bob Wooder
Telephone: (604) 631-3330
Facsimile: (604) 631-3309

If to Guarantor:

Target Exploration & Mining Corp.

Suite 1240 – 1140 West Pender Street

Vancouver, British Columbia

V6E 4G1

Attention: Mark Morabito
Telephone: (604) 681-8030
Facsimile: (604) 681-8039

All Notices shall be given (a) by personal delivery to the recipient; (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service.  All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next

50538524.8

business day following receipt, or if by electronic communication, on the date of such communication.  Any Party may change its address by Notice to the other Parties.

18.2	Guarantee. The Guarantor covenants to NFUR, UR-Energy and NFU that it will cause TargetSub to perform its obligations under this Agreement.

18.3	Number/Gender. The singular shall include the plural and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

18.4	Currency. All references to “dollars” or “$” herein shall mean lawful currency of the United States of America.

18.5
Headings.  The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

18.6
Waiver.  The failure of any Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Party’s right thereafter to enforce any provision or exercise any right.

18.7	Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by all Members or all Parties as is appropriate in the circumstances.

18.8
Force Majeure.  Except for the obligations to make payments and issue shares when due pursuant to Sections 5.5(a) and 5.7(a) hereunder, the obligations of a Member shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member to grant); acts of God; Laws, instructions, requests or rulings of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit, surface access or other authorization to the Company Properties included in the current Program and Budget; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency (including, for example, USNRC, EPA, BLM or Wyoming DEQ) that delays or prevents the timely issuance or granting of any required approval or authorization beyond the timeframe for such approvals or authorization then experienced to be the industry/agency norm; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; terrorism, terrorist acts or serious threats to safety; riot, civil strife, insurrection or rebellion; epidemic; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing.  The affected Member shall promptly give Notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof.  The affected Member shall resume performance as soon as reasonably possible.  During the period of suspension the obligations of Members to advance funds pursuant to Section 9.2 shall be reduced

50538524.8

to levels consistent with then-current Operations, including specifically, but not limited to, the obligations to maintain all Company Properties, including appropriate County, State or BLM or other filings and payment of maintenance fees, rental payments and the like.

If performance is suspended or prevented by an event of force majeure under this Section 18.8 for a period of eighteen (18) months, either Member may terminate the Agreement at any time thereafter.

18.9
Rule Against Perpetuities.  The Members do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Company Properties, in a Membership Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Members hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.

18.10
Further Assurances.  Each of the Parties shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

18.11
Entire Agreement; Successors and Assigns.  This Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties.

18.12
Counterparts; Facsimile/Electronic Transmission.  This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of all Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.  This Agreement may be delivered by facsimile or other electronic transmission evidencing execution and shall be effective as a valid and binding Agreement between the Parties for all purposes.

18.13
Survival.  Notwithstanding the cancellation, expiration or termination for any reason of this Agreement it is acknowledged and agreed that those rights and obligations which are by their nature intended to survive such cancellation, expiration or termination shall survive and all defined terms necessary to understand and enforce those Sections.

50538524.8

IN WITNESS WHEREOF the Parties hereto have executed these presents as of the Effective Date.

448018 EXPLORATION INC.
Per:	“Mark J. Morabito

NFUR BOOTHEEL, LLC
Per:	“W.W. Boberg”
Ur-Energy USA Inc. (Manager) W. William Boberg, President

TARGET EXPLORATION & MINING CORP.
Per:	“Mark J. Morabito

As to Representations and Warranties in sections 3.1 and 3.2: UR-ENERGY USA INC.
Per:	“W.W. Boberg”
President

NFU WYOMING, LLC
Per:	“W.W. Boberg”
Ur-Energy USA Inc. (Manager) W. William Boberg, President

50538524.8

I.	EXHIBIT A

II.	TO EXPLORATION, DEVELOPMENT & MINE OPERATING AGREEMENT

OF THE BOOTHEEL PROJECT, LLC

III.	INITIAL COMPANY PROPERTIES AND AREA OF INTEREST

A-1	Claim List
A-2	Area of Interest
A-3	Bootheel Properties
A-4	Buckpoint Properties

50538524.8

EXHIBIT "A-1"
to Exploration, Development and Mine Operating Agreement for The Bootheel Project, LLC
dated June 7, 2007

Those certain State of Wyoming mining leases and unpatented lode mining claims situated in Albany County, Wyoming, as follows:

Claim_Name	SEC	TWP	RGE	County	Original Recordation Book/Page	State	BLM Serial #
BH 1	19,20,29,30	25N	75W	Albany	#2005-4154	Wyoming	WMC267137
BH 2	29, 30	25N	75W	Albany	#2005-4155	Wyoming	WMC267138
BH 3	19,30	25N	75W	Albany	#2005-4156	Wyoming	WMC267139
BH 4	30	25N	75W	Albany	#2005-4157	Wyoming	WMC267140
BH 5	19,30	25N	75W	Albany	#2005-4158	Wyoming	WMC267141
BH 6	30	25N	75W	Albany	#2005-4159	Wyoming	WMC267142
BH 7	19,30	25N	75W	Albany	#2005-4160	Wyoming	WMC267143
BH 8	30	25N	75W	Albany	#2005-4161	Wyoming	WMC267144
BH 9	19,30	25N	75W	Albany	#2005-4162	Wyoming	WMC267145
BH 10	30	25N	75W	Albany	#2005-4163	Wyoming	WMC267146
BH 11	19,30	25N	75W	Albany	#2005-4164	Wyoming	WMC267147
BH 12	30	25N	75W	Albany	#2005-4165	Wyoming	WMC267148
BH 13	19,30	25N	75W	Albany	#2005-4166	Wyoming	WMC267149
BH 14	30	25N	75W	Albany	#2005-4167	Wyoming	WMC267150
BH 15	19,30	25N	75W	Albany	#2005-4168	Wyoming	WMC267151
BH 16	30	25N	75W	Albany	#2005-4169	Wyoming	WMC267152
BH 17	19,30	25N	75W	Albany	#2005-4170	Wyoming	WMC267153
BH 18	30	25N	75W	Albany	#2005-4171	Wyoming	WMC267154
BH 19	30	25N	75W	Albany	#2005-4172	Wyoming	WMC267155
BH 20	30	25N	75W	Albany	#2005-4173	Wyoming	WMC267156
BH 21	30	25N	75W	Albany	#2005-4174	Wyoming	WMC267157
BH 22	30	25N	75W	Albany	#2005-4175	Wyoming	WMC267158
BH 23	30	25N	75W	Albany	#2005-4176	Wyoming	WMC267159
BH 24	30	25N	75W	Albany	#2005-4177	Wyoming	WMC267160
BH 25	30	25N	75W	Albany	#2005-7724	Wyoming	WMC269359
BH 26	30	25N	75W	Albany	#2005-7725	Wyoming	WMC269360
BH 28	30	25N	75W	Albany	#2005-7726	Wyoming	WMC269361
BH 29	30	25N	75W	Albany	#2005-7727	Wyoming	WMC269362
BH 30	30	25N	75W	Albany	#2005-7728	Wyoming	WMC269363
BH 31	30	25N	75W	Albany	#2005-7729	Wyoming	WMC269364
BH 32	30	25N	75W	Albany	#2005-7730	Wyoming	WMC269365
BH 33	30	25N	75W	Albany	#2005-4186	Wyoming	WMC267169
BH 34	30	25N	75W	Albany	#2005-4187	Wyoming	WMC267170
BH 35	29,30	25N	75W	Albany	#2005-4188	Wyoming	WMC267171
BH 36	29,30	25N	75W	Albany	#2005-4189	Wyoming	WMC267172
BH 41	26	25N	76W	Albany	#2005-4190	Wyoming	WMC267173
BH 42	26	25N	76W	Albany	#2005-4191	Wyoming	WMC267174
BH 43	26	25N	76W	Albany	#2005-4192	Wyoming	WMC267175
BH 44	26	25N	76W	Albany	#2005-4193	Wyoming	WMC267176

FINAL 20070606 Revised Exhibit A-1 (Bootheel and Buck Point).xls
1
6/7/2007

50538524.8

BH 45	26	25N	76W	Albany	#2005-4194	Wyoming	WMC267177
BH 46	26	25N	76W	Albany	#2005-4195	Wyoming	WMC267178
BH 47	26	25N	76W	Albany	#2005-4196	Wyoming	WMC267179
BH 48	26	25N	76W	Albany	#2005-4197	Wyoming	WMC267180
BH 49	26	25N	76W	Albany	#2005-4198	Wyoming	WMC267181
BH 50	26	25N	76W	Albany	#2005-4199	Wyoming	WMC267182
BH 51	26	25N	76W	Albany	#2005-4200	Wyoming	WMC267183
BH 52	26	25N	76W	Albany	#2005-4201	Wyoming	WMC267184
BH 53	26	25N	76W	Albany	#2005-4202	Wyoming	WMC267185
BH 54	26	25N	76W	Albany	#2005-4203	Wyoming	WMC267186
BH 55	26	25N	76W	Albany	#2005-4204	Wyoming	WMC267187
BH 56	26	25N	76W	Albany	#2005-4205	Wyoming	WMC267188
BH 57	25,26	25N	76W	Albany	#2005-4206	Wyoming	WMC267189
BH 58	25,26	25N	76W	Albany	#2005-4207	Wyoming	WMC267190
BH 59	23,24,25,26	25N	76W	Albany	#2005-4208	Wyoming	WMC267191
BH 60	25,26	25N	76W	Albany	#2005-4209	Wyoming	WMC267192
BH 61	23,26	25N	76W	Albany	#2005-4210	Wyoming	WMC267193
BH 62	26	25N	76W	Albany	#2005-4211	Wyoming	WMC267194
BH 63	23,26	25N	76W	Albany	#2005-4212	Wyoming	WMC267195
BH 64	26	25N	76W	Albany	#2005-4213	Wyoming	WMC267196
BH 65	23,26	25N	76W	Albany	#2005-4214	Wyoming	WMC267197
BH 66	26	25N	76W	Albany	#2005-4215	Wyoming	WMC267198
BH 67	23,26	25N	76W	Albany	#2005-4216	Wyoming	WMC267199
BH 68	26	25N	76W	Albany	#2005-4217	Wyoming	WMC267200
BH 69	23,26	25N	76W	Albany	#2005-4218	Wyoming	WMC267201
BH 70	26	25N	76W	Albany	#2005-4219	Wyoming	WMC267202
BH 71	23,26	25N	76W	Albany	#2005-4220	Wyoming	WMC267203
BH 72	26	25N	76W	Albany	#2005-4221	Wyoming	WMC267204
BH 73	23,26	25N	76W	Albany	#2005-4222	Wyoming	WMC267205
BH 74	26	25N	76W	Albany	#2005-4223	Wyoming	WMC267206
BH 75	23,26	25N	76W	Albany	#2005-4224	Wyoming	WMC267207
BH 76	26	25N	76W	Albany	#2005-4225	Wyoming	WMC267208
BH 77	24	25N	76W	Albany	#2005-4226	Wyoming	WMC267209
BH 78	24	25N	76W	Albany	#2005-4227	Wyoming	WMC267210
BH 79	24	25N	76W	Albany	#2005-4228	Wyoming	WMC267211
BH 80	24	25N	76W	Albany	#2005-4229	Wyoming	WMC267212
BH 81	24	25N	76W	Albany	#2005-4230	Wyoming	WMC267213
BH 82	24	25N	76W	Albany	#2005-4231	Wyoming	WMC267214
BH 83	24	25N	76W	Albany	#2005-4232	Wyoming	WMC267215
BH 84	24	25N	76W	Albany	#2005-4233	Wyoming	WMC267216
BH 85	24	25N	76W	Albany	#2005-4234	Wyoming	WMC267217
BH 86	24	25N	76W	Albany	#2005-4235	Wyoming	WMC267218
BH 87	24	25N	76W	Albany	#2005-4236	Wyoming	WMC267219
BH 88	24	25N	76W	Albany	#2005-4237	Wyoming	WMC267220
BH 89	24	25N	76W	Albany	#2005-4238	Wyoming	WMC267221
BH 90	24	25N	76W	Albany	#2005-4239	Wyoming	WMC267222
BH 91	24	25N	76W	Albany	#2005-4240	Wyoming	WMC267223
BH 92	24	25N	76W	Albany	#2005-4241	Wyoming	WMC267224
BH 93	23,24	25N	76W	Albany	#2005-4242	Wyoming	WMC267225
BH 94	23,24	25N	76W	Albany	#2005-4243	Wyoming	WMC267226
BH 95	23,24	25N	76W	Albany	#2005-4244	Wyoming	WMC267227
BH 96	23,24,25,26	25N	76W	Albany	#2005-4245	Wyoming	WMC267228
BH 97	24	25N	76W	Albany	#2005-4246	Wyoming	WMC267229
BH 98	24,25	25N	76W	Albany	#2005-4247	Wyoming	WMC267230
BH 99	24	25N	76W	Albany	#2005-4248	Wyoming	WMC267231
BH 100	24,25	25N	76W	Albany	#2005-4249	Wyoming	WMC267232
BH 101	24	25N	76W	Albany	#2005-4250	Wyoming	WMC267233
BH 102	24,25	25N	76W	Albany	#2005-4251	Wyoming	WMC267234
BH 103	24	25N	76W	Albany	#2005-4252	Wyoming	WMC267235

FINAL 20070606 Revised Exhibit A-1 (Bootheel and Buck Point).xls
2
6/7/2007

50538524.8

BH 104	24,25	25N	76W	Albany	#2005-4253	Wyoming	WMC267236
BH 105	24	25N	76W	Albany	#2005-4254	Wyoming	WMC267237
BH 106	24,25	25N	76W	Albany	#2005-4255	Wyoming	WMC267238
BH 107	24	25N	76W	Albany	#2005-4256	Wyoming	WMC267239
BH 108	24,25	25N	76W	Albany	#2005-4257	Wyoming	WMC267240
BH 109	24	25N	76W	Albany	#2005-4258	Wyoming	WMC267241
BH 110	24,25	25N	76W	Albany	#2005-4259	Wyoming	WMC267242
BH 111	24	25N	76W	Albany	#2005-4260	Wyoming	WMC267243
BH 112	24,25	25N	76W	Albany	#2005-4261	Wyoming	WMC267244
BH 113	2,3	24N	75W	Albany	#2005-4262	Wyoming	WMC267245
BH 113	& 34,35**	25N	75W	Albany	#2005-4262	Wyoming	WMC267245
BH 114	2	24N	75W	Albany	#2005-4263	Wyoming	WMC267246
BH 114	& 35**	25N	75W	Albany	#2005-4263	Wyoming	WMC267246
BH 115	2,3	24N	75W	Albany	#2005-4264	Wyoming	WMC267247
BH 116	2	24N	75W	Albany	#2005-4265	Wyoming	WMC267248
BH 117	2,3	24N	75W	Albany	#2005-4266	Wyoming	WMC267249
BH 118	2	24N	75W	Albany	#2005-4267	Wyoming	WMC267250
BH 119	2,3	24N	75W	Albany	#2005-4268	Wyoming	WMC267251
BH 120	2	24N	75W	Albany	#2005-4269	Wyoming	WMC267252
BH 121	2,3	24N	75W	Albany	#2005-4270	Wyoming	WMC267253
BH 122	2	24N	75W	Albany	#2005-4271	Wyoming	WMC267254
BH 123	2,3	24N	75W	Albany	#2005-4272	Wyoming	WMC267255
BH 124	2	24N	75W	Albany	#2005-4273	Wyoming	WMC267256
BH 125	2	24N	75W	Albany	#2005-4274	Wyoming	WMC267257
BH 126	2	24N	75W	Albany	#2005-4275	Wyoming	WMC267258
BH 127	2	24N	75W	Albany	#2005-4276	Wyoming	WMC267259
BH 128	2	24N	75W	Albany	#2005-4277	Wyoming	WMC267260
BH 129	2	24N	75W	Albany	#2005-4278	Wyoming	WMC267261
BH 130	1,2	24N	75W	Albany	#2005-4279	Wyoming	WMC267262
BH 131	2	24N	75W	Albany	#2005-4280	Wyoming	WMC267263
BH 132	1,2	24N	75W	Albany	#2005-4281	Wyoming	WMC267264
BH 133	2	24N	75W	Albany	#2005-4282	Wyoming	WMC267265
BH 134	1,2	24N	75W	Albany	#2005-4283	Wyoming	WMC267266
BH 135	2	24N	75W	Albany	#2005-4284	Wyoming	WMC267267
BH 136	1,2	24N	75W	Albany	#2005-4285	Wyoming	WMC267268
BH 137	2	24N	75W	Albany	#2005-4286	Wyoming	WMC267269
BH 138	1,2	24N	75W	Albany	#2005-4287	Wyoming	WMC267270
BH 139	2	24N	75W	Albany	#2005-4288	Wyoming	WMC267271
BH 140	1,2	24N	75W	Albany	#2005-4289	Wyoming	WMC267272
BH 141	2	24N	75W	Albany	#2005-4290	Wyoming	WMC267273
BH 142	1,2	24N	75W	Albany	#2005-4291	Wyoming	WMC267274
BH 143	2	24N	75W	Albany	#2005-4292	Wyoming	WMC267275
BH 143	& 35**	25N	75W	Albany	#2005-4292	Wyoming	WMC267275
BH 144	1,2	24N	75W	Albany	#2005-4293	Wyoming	WMC267276
BH 144	& 35,36**	25N	75W	Albany	#2005-4293	Wyoming	WMC267276
BH 145	11,12	24N	75W	Albany	#2005-4294	Wyoming	WMC267277
BH 146	11,12	24N	75W	Albany	#2005-4295	Wyoming	WMC267278
BH 147	12	24N	75W	Albany	#2005-4296	Wyoming	WMC267279
BH 148	12	24N	75W	Albany	#2005-4297	Wyoming	WMC267280
BH 149	12	24N	75W	Albany	#2005-4298	Wyoming	WMC267281
BH 150	12	24N	75W	Albany	#2005-4299	Wyoming	WMC267282
BH 151	12	24N	75W	Albany	#2005-4300	Wyoming	WMC267283
BH 152	12	24N	75W	Albany	#2005-4301	Wyoming	WMC267284
BH 153	12	24N	75W	Albany	#2005-4302	Wyoming	WMC267285
BH 154	12	24N	75W	Albany	#2005-4303	Wyoming	WMC267286
BH 155	12	24N	75W	Albany	#2005-4304	Wyoming	WMC267287
BH 156	12	24N	75W	Albany	#2005-4305	Wyoming	WMC267288
BH 157	12	24N	75W	Albany	#2005-4306	Wyoming	WMC267289
BH 158	12	24N	75W	Albany	#2005-4307	Wyoming	WMC267290

FINAL 20070606 Revised Exhibit A-1 (Bootheel and Buck Point).xls
3
6/7/2007

50538524.8

BH 159	12	24N	75W	Albany	#2005-4308	Wyoming	WMC267291
BH 160	12	24N	75W	Albany	#2005-4309	Wyoming	WMC267292
BH 161	12	24N	75W	Albany	#2005-4310	Wyoming	WMC267293
BH 162	12	24N	75W	Albany	#2005-4311	Wyoming	WMC267294
BH 163	11,12	24N	75W	Albany	#2005-4312	Wyoming	WMC267295
BH 164	11,12,13,14	24N	75W	Albany	#2005-4313	Wyoming	WMC267296
BH 165	12	24N	75W	Albany	#2005-4314	Wyoming	WMC267297
BH 166	12,13	24N	75W	Albany	#2005-4315	Wyoming	WMC267298
BH 167	12	24N	75W	Albany	#2005-4316	Wyoming	WMC267299
BH 168	12,13	24N	75W	Albany	#2005-4317	Wyoming	WMC267300
BH 169	12	24N	75W	Albany	#2005-4318	Wyoming	WMC267301
BH 170	12,13	24N	75W	Albany	#2005-4319	Wyoming	WMC267302
BH 171	12	24N	75W	Albany	#2005-4320	Wyoming	WMC267303
BH 172	12,13	24N	75W	Albany	#2005-4321	Wyoming	WMC267304
BH 173	12	24N	75W	Albany	#2005-4322	Wyoming	WMC267305
BH 174	12,13	24N	75W	Albany	#2005-4323	Wyoming	WMC267306
BH 175	12	24N	75W	Albany	#2005-4324	Wyoming	WMC267307
BH 176	12,13	24N	75W	Albany	#2005-4325	Wyoming	WMC267308
BH 177	12	24N	75W	Albany	#2005-4326	Wyoming	WMC267309
BH 178	12,13	24N	75W	Albany	#2005-4327	Wyoming	WMC267310
BH 179	12	24N	75W	Albany	#2005-4328	Wyoming	WMC267311
BH 180	12,13	24N	75W	Albany	#2005-4329	Wyoming	WMC267312
BH 181	11,14	24N	75W	Albany	#2005-4330	Wyoming	WMC267313
BH 182	11,14	24N	75W	Albany	#2005-4331	Wyoming	WMC267314
BH 183	14	24N	75W	Albany	#2005-4332	Wyoming	WMC267315
BH 184	14	24N	75W	Albany	#2005-4333	Wyoming	WMC267316
BH 185	14	24N	75W	Albany	#2005-4334	Wyoming	WMC267317
BH 186	14	24N	75W	Albany	#2005-4335	Wyoming	WMC267318
BH 187	14	24N	75W	Albany	#2005-4336	Wyoming	WMC267319
BH 188	14	24N	75W	Albany	#2005-4337	Wyoming	WMC267320
BH 189	14	24N	75W	Albany	#2005-4338	Wyoming	WMC267321
BH 190	14	24N	75W	Albany	#2005-4339	Wyoming	WMC267322
BH 191	14	24N	75W	Albany	#2005-4340	Wyoming	WMC267323
BH 192	14	24N	75W	Albany	#2005-4341	Wyoming	WMC267324
BH 193	14	24N	75W	Albany	#2005-4342	Wyoming	WMC267325
BH 194	14	24N	75W	Albany	#2005-4343	Wyoming	WMC267326
BH 195	14	24N	75W	Albany	#2005-4344	Wyoming	WMC267327
BH 196	14	24N	75W	Albany	#2005-4345	Wyoming	WMC267328
BH 197	14	24N	75W	Albany	#2005-4346	Wyoming	WMC267329
BH 198	14	24N	75W	Albany	#2005-4347	Wyoming	WMC267330
BH 199	24	24N	75W	Albany	#2005-4348	Wyoming	WMC267331
BH 200	24	24N	75W	Albany	#2005-4349	Wyoming	WMC267332
BH 201	24	24N	75W	Albany	#2005-4350	Wyoming	WMC267333
BH 201	24	24N	75W	Albany	& #2005-5433	Wyoming	WMC267333
BH 202	24	24N	75W	Albany	#2005-4351	Wyoming	WMC267334
BH 202	24	24N	75W	Albany	& #2005-5434	Wyoming	WMC267334
BH 203	24	24N	75W	Albany	#2005-4352	Wyoming	WMC267335
BH 203	24	24N	75W	Albany	& #2005-5435	Wyoming	WMC267335
BH 204	24	24N	75W	Albany	#2005-4353	Wyoming	WMC267336
BH 204	24	24N	75W	Albany	& #2005-5436	Wyoming	WMC267336
BH 205	24	24N	75W	Albany	#2005-4354	Wyoming	WMC267337
BH 205	24	24N	75W	Albany	& #2005-5437	Wyoming	WMC267337
BH 206	24	24N	75W	Albany	#2005-4355	Wyoming	WMC267338
BH 206	24	24N	75W	Albany	& #2005-5438	Wyoming	WMC267338
BH 207	24	24N	75W	Albany	#2005-4356	Wyoming	WMC267339
BH 207	24	24N	75W	Albany	& #2005-5439	Wyoming	WMC267339
BH 208	24	24N	75W	Albany	#2005-4357	Wyoming	WMC267340
BH 208	24	24N	75W	Albany	& #2005-5440	Wyoming	WMC267340
BH 209	24	24N	75W	Albany	#2005-4358	Wyoming	WMC267341

FINAL 20070606 Revised Exhibit A-1 (Bootheel and Buck Point).xls
4
6/7/2007

50538524.8

BH 210	24	24N	75W	Albany	#2005-4359	Wyoming	WMC267342
BH 210	24	24N	75W	Albany	& #2005-5442	Wyoming	WMC267342
BH 211	24	24N	75W	Albany	#2005-4360	Wyoming	WMC267343
BH 211	24	24N	75W	Albany	& #2005-5443	Wyoming	WMC267343
BH 212	24	24N	75W	Albany	#2005-4361	Wyoming	WMC267344
BH 212	24	24N	75W	Albany	& #2005-5444	Wyoming	WMC267344
BH 213	24	24N	75W	Albany	#2005-4362	Wyoming	WMC267345
BH 214	24	24N	75W	Albany	#2005-4363	Wyoming	WMC267346
BH 215	19	24N	74W	Albany	#2005-4364	Wyoming	WMC267347
BH 215	& 24	24N	75W	Albany	#2005-4364	Wyoming	WMC267347
BH 216	19	24N	74W	Albany	#2005-4365	Wyoming	WMC267348
BH 216	& 24	24N	75W	Albany	#2005-4365	Wyoming	WMC267348
BH GAP 1	12	24N	75W	Albany	*In Process	Wyoming	*In Process
BH GAP 1	& 7	24N	74W	Albany	*In Process	Wyoming	*In Process
BH GAP 2	12	24N	75W	Albany	*In Process	Wyoming	*In Process
BH GAP 3	12	24N	75W	Albany	*In Process	Wyoming	*In Process
BH GAP 4	12	24N	75W	Albany	*In Process	Wyoming	*In Process
Rob 1	29,30,31	25N	74W	Albany	#2006-6276	Wyoming	WMC278669
Rob 2	30,31	25N	74W	Albany	#2006-6277	Wyoming	WMC278670
Rob 3	29,30	25N	74W	Albany	#2006-6278	Wyoming	WMC278671
Rob 4	30	25N	74W	Albany	#2006-6279	Wyoming	WMC278672
Rob 5	29,30	25N	74W	Albany	#2006-6280	Wyoming	WMC278673
Rob 6	30	25N	74W	Albany	#2006-6281	Wyoming	WMC278674
Rob 7	29,30	25N	74W	Albany	#2006-6282	Wyoming	WMC278675
Rob 8	30	25N	74W	Albany	#2006-6283	Wyoming	WMC278676
Rob 9	29,30	25N	74W	Albany	#2006-6284	Wyoming	WMC278677
Rob 10	30	25N	74W	Albany	#2006-6285	Wyoming	WMC278678
Rob 11	29,30	25N	74W	Albany	#2006-6286	Wyoming	WMC278679
Rob 12	30	25N	74W	Albany	#2006-6287	Wyoming	WMC278680
Rob 13	29,30	25N	74W	Albany	#2006-6288	Wyoming	WMC278681
Rob 14	30	25N	74W	Albany	#2006-6289	Wyoming	WMC278682
Rob 15	29,30	25N	74W	Albany	#2006-6290	Wyoming	WMC278683
Rob 16	30	25N	74W	Albany	#2006-6291	Wyoming	WMC278684
Rob 17	19,20,29,30**	25N	74W	Albany	#2006-6292	Wyoming	WMC278685
Rob 18	19,30	25N	74W	Albany	#2006-6293	Wyoming	WMC278686
Rob 19	6,24**	24N	74W	Albany	#2006-6294	Wyoming	WMC278687
Rob 19	& 32	25N	74W	Albany	#2006-6294	Wyoming	WMC278687
Rob 20	6**	24N	74W	Albany	#2006-6295	Wyoming	WMC278688
Rob 20	& 32	25N	74W	Albany	#2006-6295	Wyoming	WMC278688
Rob 21	32	25N	74W	Albany	#2006-6296	Wyoming	WMC278689
Rob 22	31,32	25N	74W	Albany	#2006-6297	Wyoming	WMC278690
Rob 23	32	25N	74W	Albany	#2006-6298	Wyoming	WMC278691
Rob 24	31,32	25N	74W	Albany	#2006-6299	Wyoming	WMC278692
Rob 25	32	25N	74W	Albany	#2006-6300	Wyoming	WMC278693
Rob 26	31,32	25N	74W	Albany	#2006-6301	Wyoming	WMC278694
Rob 27	32	25N	74W	Albany	#2006-6302	Wyoming	WMC278695
Rob 28	31,32	25N	74W	Albany	#2006-6303	Wyoming	WMC278696
Rob 29	32	25N	74W	Albany	#2006-6304	Wyoming	WMC278697
Rob 30	31,32	25N	74W	Albany	#2006-6305	Wyoming	WMC278698
Rob 31	32	25N	74W	Albany	#2006-6306	Wyoming	WMC278699
Rob 32	31,32	25N	74W	Albany	#2006-6307	Wyoming	WMC278700
Rob 33	32	25N	74W	Albany	#2006-6308	Wyoming	WMC278701
Rob 34	31,32	25N	74W	Albany	#2006-6309	Wyoming	WMC278702
Rob 35	29,32	25N	74W	Albany	#2006-6310	Wyoming	WMC278703
Rob 36	29,30,31,32	25N	74W	Albany	#2006-6311	Wyoming	WMC278704
TD #9	6	24N	74W	Albany	2004.6250	Wyoming	WMC260873
TD #10	6	24N	74W	Albany	2004.6251	Wyoming	WMC260874
TD #11	6	24N	74W	Albany	2004.6252	Wyoming	WMC260875
TD #12	6	24N	74W	Albany	2004.6253	Wyoming	WMC260876

TargetBootheelProjectClaimListExhibitA-1.xls
5
05/07/2007

50538524.8

TD #12	6	24N	74W	Albany	2004.6253	Wyoming	WMC260876
TD #13	6	24N	74W	Albany	2004.6254	Wyoming	WMC260877
TD #14	6	24N	74W	Albany	2004.6255	Wyoming	WMC260878
TD #15	6	24N	74W	Albany	2004.6256	Wyoming	WMC260879
TD #16	6	24N	74W	Albany	2004.6257	Wyoming	WMC260880
TD #17	6	24N	74W	Albany	2004.6258	Wyoming	WMC260881
TD #18	6	24N	74W	Albany	2004.6259	Wyoming	WMC260882
TD #19	1	24N	75W	Albany	2004.6260	Wyoming	WMC260883
TD #19	6	24N	74W	Albany	2004.6260	Wyoming	WMC260883
TD #20	1	24N	75W	Albany	2004.6261	Wyoming	WMC260884
TD #20	6	24N	74W	Albany	2004.6261	Wyoming	WMC260884
TD #21	1	24N	75W	Albany	2004.6262	Wyoming	WMC260885
TD #21	6	24N	74W	Albany	2004.6262	Wyoming	WMC260885
TD #22	6	24N	74W	Albany	2004.6263	Wyoming	WMC260886
TD #23	6	24N	74W	Albany	2004.6264	Wyoming	WMC260887
TD #24	6	24N	74W	Albany	2004.6265	Wyoming	WMC260888
TD #25	6	24N	74W	Albany	2004.6266	Wyoming	WMC260889
TD #26	6	24N	74W	Albany	2004.6267	Wyoming	WMC260890
TD #31	12	24N	75W	Albany	2004.6268	Wyoming	WMC260891
TD #32	12	24N	75W	Albany	2004.6269	Wyoming	WMC260892
TD #33	12	24N	75W	Albany	2004.6270	Wyoming	WMC260893
TD #34	12	24N	75W	Albany	2004.6271	Wyoming	WMC260894
TD #35	12	24N	75W	Albany	2004.6272	Wyoming	WMC260895
TD #36	12	24N	75W	Albany	2004.6273	Wyoming	WMC260896
TD #37	12	24N	75W	Albany	2004.6274	Wyoming	WMC260897
TD #38	12	24N	75W	Albany	2004.6275	Wyoming	WMC260898
TD #39	12	24N	75W	Albany	2004.6276	Wyoming	WMC260899
TD #40	12	24N	75W	Albany	2004.6277	Wyoming	WMC260900

A total of 279 lode mining claims as follows:

Bootheel - 172 lode mining claims containing 3,300 mineral acres, more or less (does not include the BH 153-162 overlap claim acreage).***

Buck Point - 107 claims containing 2, 200 mineral acres, more or less.***

*In process of being recorded in Albany County, Wyoming, and filed with the BLM.
**In process of reviewing location descriptions for correction prior to filing Amended Location Certificates with the BLM.
***Estimate of total claim acreage calculated using number of claims X 20.66 acres rounded to nearest hundredth (standard claim is 20.66 acres, but some claims are less than standard size).

FINAL 20070606 Revised Exhibit A-1 (Bootheel and Buck Point).xls
6
6/7/2007

50538524.8

Area of Interest
Buck Point Properties
Bootheel Properties
T27N-R78W
T27N-R77W
T27N-R76W
T27N-R75W
T27N-R74W
T26N-R78W
T26N-R77W
T26N-R76W
T26N-R75W
T26N-R74W
T25N-R78W
T25N-R77W
T25N-R76W
T25N-R75W
T25N-R74W
T24N-R78W
T24N-R77W
T24N-R76W
T24N-R75W
T24N-R74W
MINERAL INTEREST
Mining Claims Controlled
State Lease Controlled
No Cross-hatch - NFU
Cross-hatch - Ur-Energy

Exhibit A-2

Area of Interest for
The Bootheel Project, LLC
Dated June 2007

50538524.8

R75W
R74W
26
25
30
29
35
State of Wyoming
Lease 0-40774
36
31
32
T
25
N
2
1
5
T
24
N
11
7
8
14
13
18
17
23
24
ROB 18
ROB 17
ROB 16
ROB 15
ROB 14
ROB 13
ROB 12
ROB 11
ROB 10
ROB 9
ROB 8
ROB 7
ROB 6
ROB 5
ROB 4
ROB 3
ROB 2
ROB 1
ROB 36
ROB 35
ROB 34
ROB 33
ROB 32
ROB 31
ROB 30
ROB 29
ROB 28
ROB 27
ROB 26
ROB 25
ROB 24
ROB 23
ROB 22
ROB 21
ROB 20
ROB 19
MINERAL INTEREST
Mining Claims Controlled
State Lease Controlled
No Cross-hatch - NFU
Cross-hatch - Ur-Energy
1 in = 3000 ft
The Bootheel Project, LLC
EXHIBIT A-3
BOOTHEEL PROPERTIES
Albany County, Wyoming
June 2007

50538524.8

The Bootheel Project, LLC
EXHIBIT A-4
BUCKPOINT PROPERTIES
Albany County, Wyoming
1 in = 2500 ft
June 2007
MINERAL INTEREST
Mining Claims Controlled
State Lease Controlled
R76W
R75W
T 25 N
T24N
State of Wyoming Lease 0-41090

50538524.8

EXHIBIT B

TO EXPLORATION, DEVELOPMENT & MINE OPERATING AGREEMENT

OF THE BOOTHEEL PROJECT, LLC

PERMITTED ENCUMBRANCES

Attached to and made a part of The Bootheel Project, LLC, Exploration, Development and Mine Operating Agreement dated June 7, 2007, between 448018 EXPLORATION INC. (“TargetSub”), and NFUR BOOTHEEL, LLC (“NFUR”) and TARGET EXPLORATION AND MINING CORP. (“Guarantor”), and UR- ENERGY USA INC. (“Ur-Energy”), and NFU WYOMING, LLC (“NFU”), covering the following described lands located in the County of Albany, State of Wyoming, to-wit:

State of Wyoming Uranium Leases

State of Wyoming Uranium Mining Lease No. 0-40774

State of Wyoming Uranium Mining Lease No. 0-41090

The above State Leases to be transferred to The Bootheel Project, LLC are subject to the following encumbrances:

1.           No Warranty of Title.  The State of Wyoming does not warrant title to the property subject to any of these leases. However, there is no indication that the State of Wyoming lacked title to any portion of the lands covered by those leases or that there were any third parties who claimed any interest in those lands.

2.           Assignment Requirements. The leases contain assignment provisions permitting the assignment of the leases but only for the entire lease and only with the express written approval of the State Board of Land Commissioners. The assignment provisions further require that the “Lessee shall submit a signed copy of any mining agreement entered into affecting the possessory title to any of the land hereby leased for approval by the Lessor.” The assignment provision further provides that all overriding royalties “to be valid” must have the approval of the Board of Land Commissioners.

3.           Royalty and Royalty in Kind. The State of Wyoming retains a Uranium Royalty of 5% of the gross value of the uranium-bearing ore mined and removed from the lands covered by these leases.  The State of Wyoming reserves in each lease the right to take its royalty in kind by taking physical delivery of uranium produced in proportion to its royalty on 60 days’ notice.

Unpatented Mining Claims As Identified In Exhibit A

A.           GENERAL COMMENTS REGARDING ENCUMBRANCES:

DNVRDOCS 3674v5

1

1.           Each Bureau of Land Management (“BLM”) Geographic Index pertaining to the relevant unpatented mining claims contains the following caveat or disclaimer:

Disclosure – All information received in this Office may not yet be listed on this report. The names and addresses are entered as they appear on the location notices or are abbreviated to [save] space; therefore, they may not appear in the expected sequence. A blank latest assessment year in this report does not constitute an abandoned claim.

Consequently, it is uncertain that any BLM Geographic Index pertaining to the relevant unpatented mining claims contains all of the “active” claims which may be located on or adjacent to lands covered by any of the relevant unpatented mining claims.

2.           Under the General Mining Law of 1872, as amended, a mining claim is not valid and does not legally exist unless and until there has been a discovery of valuable minerals on each claim.  As set forth in Section 3.2 of the Exploration, Development and Mine Operating Agreement, none of NFUR, Ur-Energy or NFU makes any representation or warranty that any of the unpatented mining claims contains a valuable discovery of minerals or that any such discovery may be economically mined in any specific mining procedure or technology whether known or unknown at the Effective Date. A valid mining claim does not vest fee title in the claimant but grants to him only an exclusive possessory interest solely for the purpose of developing and mining mineral deposits such as uranium which are subject to location under the General Mining Law.

3.           Several Sections or entire Townships where the relevant claims are located are subject to a General Land Office Order of October 18, 1910 reserving coal to the United States and excluding coal from location under the General Mining Law of 1872. That coal reservation remained in effect until the Mineral Leasing Act of 1920 was passed which established a federal leasing system for coal, oil and gas and other specified minerals. Although notes prepared by BLM personnel in certain of the Lead Case Files listed below raise the question whether this coal reservation or classification has any effect on the location of the relevant mining claims, that coal classification had no effect on uranium as a locatable mineral and did not exclude any relevant uranium deposits from location under the general mining laws.

4.           Certain claims which are the subject of this title report are located wholly or partially within a “Stock Driveway Withdrawal.” A Stock Driveway Withdrawal remains open to the location of mining claims within the area withdrawn but restricts the development and operations on any claims located within such withdrawal so that “all prospecting and mining operations” may not cause any interference with the use of the surface for Stock Driveway purposes “except as may actually be necessary.” 43 C.F.R. §§3815.1 and 3815.2.

DNVRDOCS 3674v5

2

B.           SPECIFIC ENCUMBRANCES:

BH Claim Group (BH1 through BH36 and  BH41 through BH216) Lead Case File WMC267137

1.           Portions of the BH143 and BH144 Claims cover land owned by the State of Wyoming in Section 36 of Townships 25 North, Range 75 West, which is subject to State of Wyoming Uranium Mining Lease 0-40774.  To the extent that these two BH Claims overlap State property, at least these portions of those claims are void.

2.           All or some portion of the BH153 through BH162 Claims and the BH171 through BH180 Claims are located on the E½ of Section 12 of Township 24 North, Range 75W. That land is subject to an Order of June 21, 1939 withdrawing that parcel as Stock Driveway No. 255.  Portions of the same parcel (the E½ of that Section 12) are also subject to two easements for a pipeline and for an improved dirt road running through the E½ of the E½ of that Section. The existence of those easements may limit or prohibit the exploration and development of the mining claims (BH31, BH32 and BH33) traversed by those easements.

3.           A block of land in Section 30 of Township 25 North, Range 75 N was “private mineral rights.” Portions of the BH8, BH10, BH12, BH14, BH23, BH26, BH28, BH30 and BH34 Claims are partially located on that private land, and, therefore, those portions of claims actually overlapping that private land are invalid.

4.           Attachment 1 indicates that portions of twenty-two (22) of the Claims in the BH Claim Group extend into Sections 1, 11 and 13 of Township 24 North, Range 75 West which have been patented without any reservation of minerals to the United States. The portions of those claims overlapping such private land are void.

5.           The map of the BH Claim Group in Township 25 North, Range 75 West and Township 25 North, Range 76 West is attached hereto as Attachment 2. That map indicates that portions of twelve (12) BH Claims extend into Sections 19 and 29 of that Township which have been patented without the reservation of any minerals to the United States. That map also indicates that portions of twenty-one (21) Claims in the BH Claim Group extend into Sections 23 and 25 which were patented without any reservation of minerals to the United States. The portions of those claims extending into private land are void.

6.           Location Certificates for the BH 113, 114, 143 and 144 Claims requiring corrected location descriptions will be amended prior to transfer of the claims into The Bootheel Project, LLC.

DNVRDOCS 3674v5

3

TD Claim Group (TD #9 through TD #26 and TD #31 through TD #40)(Lead Case File WMC260873)

1.           Approximately the western one-half of TD #19, TD #20 and TD #21 lie on private lands not open to the location of mining claims under the General Mining Law in Section 1, Township 24 North, Range 75 West. The location certificates for each of these claims indicate that they are only 400’ wide and that the point of discovery lies at a location 200’ from each side of the claims. Only those portions of the claims which lie within said Section 1 are invalid.

2.           All or a portion of each claim in the TD Claim Group lie on lands within the Stock Driveway Withdrawal #255.  Maps depicting the extent to which the TD Claim Group overlaps this Withdrawal are attached as Attachment 3.

3.           Attachment 3 also indicates that a 25’ wide pipeline easement or right-of-way (designated W23883) crosses portions of the TD #17, TD #18, TD #19, TD #21, TD #31, TD #32 and TD #33 Claims.  Depending on the mining methods used, the presence of this easement may limit or prohibit mining within or beneath that easement.

4.           Attachment 3 also indicates that an easement or right-of-way for a public road (designated W54943) under Rev. Stat. 2477 traverses portions of the TD #15, TD #16, TD #17, TD #22, TD #31 and TD #32 Claims. Depending on the mining methods used, the existence of this easement or right-of-way for a public road may limit or prohibit mining within or beneath that easement.

5.           The Geographic Index reviewed in April 2007 indicates that the West portion of TD#19, #20 and #21 are listed as in Section 1 of Township 24 North, Range 74 West, when in fact, those claims are located in Section 1 of Township 24 North, Range 75 West.  This error in the Geographic Index does not affect the validity of those claims.

Rob Claim Group (Rob 1 through Rob 36)(Lead Case File WMC278669)

1.           The southern edges of Rob 19 and Rob 20 appear to extend into Section 5 of Township 24 North, Range 74 West.  Section 5 is not open for mineral location and therefore any portion of Rob 19 and 20 extending into Section 5 are invalid.

2.           Rob 1 through Rob 18 are located in Section 30 of Township 25 North, Range 74 West on lands subject to a Stock Driveway Withdrawal (SD255).

3.           An easement for an improved dirt road (W54943) apparently issued by the U.S. Forest Service and an easement for a pipeline (W23883) 25 feet in width paralleling that road traversed portions of Rob 1, 3, 5, 7, 9, 11, 13, 15 and 17 in the E½E½ of said Section 30.  There also is an easement to maintain a corral on the Rob 11 claim and to maintain a windmill and water trough storage facility on the Rob 13 claim.  The existence of these surface facilities may limit or prohibit the extraction of minerals from the affected portion of those claims, depending on the mining methods used.

DNVRDOCS 3674v5

4

4.           The northern edges of Rob 17 and Rob 18 appear to extend into Section 19 of Township 25 North, Range 74 West, where the minerals are privately owned.  Therefore, the portions on the northern edge of the Rob 17 and Rob 18 claims, if any, which extend into Section 19 are invalid.

5.           The Lead Case File reviewed included a note from the BLM employee who reviewed the land status of these claims that the Location Certificates for the Rob 17, Rob 19 and the Rob 20 indicated that those claims extended into quarter-sections of adjoining sections in the same Township 25 North, Range 74 West, which were contrary to the actual descriptions of those claims in the Location Certificates as reflected in the map prepared by the BLM and in the map prepared by Ur-Energy USA, Inc.  If such discrepancies do exist, the relevant Location Certificates should be amended to correctly refer to the quarter-sections in which those claims are actually located on the ground.  A note in the Lead Case File reviewed indicates that a portion of the southern edge of Rob 19 extends into property in which the minerals are privately owned in Section 5 of Township 24 North, Range 74 West.  If that comment is correct, that portion of the Rob 19 claim would be invalid.  It does not appear from the Location Certificate for the Rob 19 that the discovery monument for that claim would be included in the portion that may extend into that Section 5.  Location Certificates for the Rob 17, 19 and 20 Claims requiring corrected location descriptions will be amended prior to transfer of the claims into The Bootheel Project, LLC.

C.           ROYALTY DEED AND OVERRIDING ROYALTY:

Power Resources Inc. has an Overriding Royalty on the following Property

State of Wyoming Uranium Lease Number 0-40774 covering all of Section 36, Township 25 North, Range 75 West, 6th P. M., Albany County, Wyoming

BH Claims Numbers 113 thru  216 located in Sections 2, 12, 14, and 24 of Township 24 North, Range 75 West, 6th P. M., Albany County, Wyoming

BH GAP Claims Numbers 1 thru 4 located in Section 7, of Township 24 North, Range 74 West, and Section 12, of Township 24 North, Range 75 West, 6th  P.M., Albany County, Wyoming

TD Claims Numbers 9 thru 26 and 31 thru 40 located in Section 6 of Township 24 North, Range 74 West, and Section 12 of Township 24 North, Range 75 West, 6th P.M., Albany County, Wyoming

DNVRDOCS 3674v5

5

State of Wyoming Uranium Lease Number 0-41090 covering all of Section 36, Township 25 North, Range 76 West, 6th P.M., Albany County, Wyoming

BH Claims Numbers 1 thru 26, 28 thru 36 and 41 thru 112 located in Section 30 of Township 25 North, Range 75 West, and Sections 24 and 26 of Township 25 North, Range 76 West, 6th P.M., Albany County Wyoming

Rob Claims Numbers 1 thru 36 located in Sections 30 and 32 of Township 25 North, Range 74 West, 6th P.M., Albany County, Wyoming

Which royalty is as follows:

(a) For uranium mined and removed from the Property, 1.0% of the Market Price (as determined below) of the contained U3O8 extracted from the Property.  The Market Price of the U3O8 shall be the monthly “Nuexco Spot Price Indicator Exchange Value” as published in the Nuclear Market Review by Trade Tech, LLC for the month in which the U3O8 is removed from the Property.  In the event the “Nuexco Spot Price Indicator Exchange Value” is no longer published, or if, in the exercise of good faith, it is agreed by both Grantor and Grantee that the “Nuexco Spot Price Indicator Exchange Value” is no longer reflective of the Market Price, Grantor and Grantee shall mutually designate a fair and reasonable alternative third party measure of the Market Price of U3O8 in concentrate.

(b) For vanadium, other fissionable source materials, and other spatially associated minerals and materials that are mined and removed from the Property, the 1.0% royalty shall be payable on the fair market value of such minerals and materials.

D.           CONFLICTS WITH CLAIMS LOCATED BY OTHER PARTIES

BH Claim Group   (Lead Case File WMC267137)

1.           There is a conflict between the TD #31 through TD #40 Claims and the BH 153 through BH 162 Claims. The BH Claims were all located in May 2005 almost one year after the location of the TD Claim Group. If the conflicting TD Claims are based on a valid discovery of valuable minerals and all of the acts of location have been properly completed, the overlapping BH Claims listed in this Paragraph are junior, at least, to the extent of the area of overlap of the TD Claims.

DNVRDOCS 3674v5

6

STATE OF WYOMING
LEASE 0-40774
35
36
1
2
11
12
13
14
23
24
T25N
T24N
R74W
R75W
N
S
E
W
Scale 1:30000
feet

Attachment 1

Ur-Energy
Bootheel Property
Albany County, Wyoming
June 2005
Bootheel_Claims_.DWG

DNVRDOCS 3674v5

15
14
13
T25N
R75W
R76W
18
17
22
23
24
19
20
27
26
25
30
29
34
35
STATE OF WYOMING
LEASE 0-41090
36
31
32

Attachment 2

From RJS, September 2, 2005.
Polygon in section 30 depicts
private mineral rights.

3000
1500
0
3000
Scale 1:36000
feet

N
W
E
S

Ur-Energy USA Inc.
Buck Point Properties
Albany County, Wyoming
September 12, 2005

DNVRDOCS 3674v5

PAL MERIDIAN, WYOMING

STATUS OF PUBLIC DOMAIN
LAND AND MINERAL TITLES

R 75 W
R 74 W
3 58.24
2 58.54
1 58.8
20
19
21
51
12
W54943
RS 2477
(USFS)
SO 6/21/1939
Wd1 SD 255
13
51
(USFS)

MT PLAT

INDEX TO SEGREGATED TRACTS				
RESURVEY	ORIGINAL SURVEY			
TRACT NO	T	R	SEC	SUBDIVISION

FOR ORDERS EFFECTING DISPOSAL OR USE OF UNIDENTIFIED LANDS WITHDRAWN FOR CLASSIFICATION, MINERALS, WATER AND/OR OTHER PUBLIC PURPOSES, REFER TO INDEX OF MISCELLANEOUS DOCUMENTS.

TD #19

TD # 20

TD# 21

TD# 31

TD# 32

TD # 33

TD # 34

TD # 35

TD # 36

TD # 37

Attachment 3

DNVRDOCS 3674v5

TOWNSHIP 24 NORT

R 75 W
R 74 W
2 58.12
1 57.78
4 57.41
3 57.01
2 56.63
1 56.23
4 56.09
3 56.19
6
5
4
4626
53
979453
D/C All
1 50.19
2 50.26
3 50.32
4 50.39
7
8
9
53
994832
D/C All Min
53
1 50.51
2 50.68
3 50.86
4 51.03
18
17
16
53
1 51.14
20
19
21
Attachment 3 Cont.

DNVRDOCS 3674v5

EXHIBIT C

TO EXPLORATION, DEVELOPMENT & MINE OPERATING AGREEMENT

OF THE BOOTHEEL PROJECT, LLC

NET PROCEEDS CALCULATION

1.1           Income and Expenses.  Net Proceeds shall be calculated by deducting from the Gross Revenue (as defined below), such costs and expenses attributable to Exploration, Development, Mining, the marketing of Products and other Operations as are incurred under generally accepted accounting principles and practices consistently applied, including without limitation:

(a)
All costs and expenses of constructing, replacing, expanding, modifying, altering or changing from time to time the Mining facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Company Properties shall be charged to the Company Properties only in the proportion that their use in connection with the Company Properties bears to their total use;

(b)
Ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining of the Company Properties, including without limitation all state mining taxes, sales taxes, severance taxes, license fees and governmental levies of a similar nature;

(c)	All expenses incurred relative to the sale of Products, including an allowance for commissions at rates which are normal and customary in the industry;

(d)	All amounts payable to the remaining Member during Mining pursuant to any applicable operating or similar agreement in force with respect thereto;

(e)	All expenditures funded by the non-withdrawing Member for Exploration and Development on the Company Properties;

(f)	Interest on monies borrowed or advanced for costs and expenses by the Company, but in no event in excess of the maximum permitted by law;

(g)	An allowance for reasonable working capital and inventory;

(h)
Costs of any Environmental Compliance Fund, or similar funding including but not limited to unfunded reclamation obligations, as may be created by action and directive of the Management Committee at any time during the term of the Company;

(i)	Actual costs of Operations; and

50538524.8
1

(j)	Rental, royalty, production, and purchase payments.

For purposes hereof, the term “Gross Revenue” shall mean the sum of (i) gross receipts from sale of Products, less any charges for sampling, assaying, or penalties; (ii) gross receipts from the sale or other disposition of Assets; (iii) insurance proceeds; (iv) compensation for expropriation of Assets; and (v) judgment proceeds. Gross receipts for sale of Products shall be determined by the actual sales receipts.

It is intended that the remaining Member shall recoup from Gross Revenue all of its on going contributions for Exploration, Development, Mining, Expansion and Modification, the marketing of Products, and all Environmental Compliance and Environmental Liabilities and related obligations before any Net Proceeds are distributed to any person holding a Net Proceeds interest. No deduction shall be made for income taxes, depreciation, amortization or depletion. If in any year after the beginning of Mining of the Company Properties an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Proceeds for subsequent periods.

1.2           Payment of Net Proceeds.  Payments of Net Proceeds shall commence in the calendar quarter following the calendar quarter in which Net Proceeds are first realized, and shall be made forty five (45) days following the end of each calendar quarter during which Net Proceeds are realized, and shall be subject to adjustment, if required, at the end of each calendar year. The recipient of such Net Proceeds payments shall have the right to audit such payments following receipt of each payment by giving notice to the remaining Member and by conducting such audit in accordance with Subsection 9.6 (b) of the Agreement. Costs of such an audit shall be borne by the holder of the Net Proceeds interest described herein.

50538524.8
2

EXHIBIT D

TO EXPLORATION, DEVELOPMENT & MINE OPERATING AGREEMENT

OF THE BOOTHEEL PROJECT, LLC

PRE-EMPTIVE RIGHTS

1.1           Pre-emptive Rights.  If either Member intends to Transfer all or any part of its Membership Interest in the Company, or an Affiliate of either Member intends to Transfer Control of such Member (“Transferring Entity”), such Member shall promptly notify the other Member of such intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or the contract for sale. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the non-monetary consideration and stated in teens of cash or currency).

The other Member shall have sixty (60) days from the date such notice is delivered to notify the Transferring Entity (and to the Member if its Affiliate is the Transferring Entity) whether it elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as set forth in the notice. If it does so elect, the acquisition by the other Member shall be consummated promptly after notice of such election is delivered;

(a)
If the other Member fails to so elect within the period provided for above, the Transferring Entity shall have sixty (60) days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favourable to the Transferring Entity than those offered by the Transferring Entity to the other Member in the aforementioned notice;

(b)
If the Transferring Entity fails to consummate the Transfer to a third party within the period set forth above, the pre-emptive right of the other Member in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Paragraph.

1.2           Exceptions to Pre-emptive Right.  Paragraph 1.l above shall not apply to the following:

(a)	Transfer by either Member of all or any part of its Membership Interest to an Affiliate;

(b)
Incorporation of either Member, or corporate consolidation or reorganization of either Member by which the surviving entity shall possess substantially of the stock or ownership interest, and be subject to substantially all of this liabilities and obligations of that Member;

1

(c)
Corporate merger or amalgamation involving either Member by which the surviving entity or amalgamated company shall possess all of the stock or ownership interest, and be subject to substantially all of the liabilities and obligations of that Member;

(d)	the transfer of Control of either Member by an Affiliate to such Member or to another Affiliate;

(e)	subject to provisions of the Agreement, the grant by either Member of a security interest in its Membership Interest by Encumbrance;

(f)	the creation by any Affiliate of either Member of an Encumbrance affecting its Control of such Member;

(g)	a transfer by an Affiliate of either Member by or as a result of a Change of Control of such Affiliate.

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EXHIBIT E

THE EXPLORATION, DEVELOPMENT & MINE OPERATING AGREEMENT OF THE BOOTHEEL PROJECT, LLC

TAX AND ACCOUNTING MATTERS

ARTICLE I

EFFECT OF THIS EXHIBIT

This Exhibit shall govern the relationship of the Members and the Company with respect to the tax and other matters addressed herein. Except as otherwise indicated, capitalized terms used in this Exhibit shall have the meanings given to them in the Agreement. In the event of a conflict between this Exhibit and the other provisions of the Agreement, the terms of this Exhibit shall control.

ARTICLE II

TAX MATTERS PARTNER

2.1           Designation of Tax Matters Partner.  The Manager is hereby designated the tax matters partner (the “TMP”) as defined in Section 6231(a)(7) of the Internal Revenue Code of 1986 (the “Code”) and shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms following approval of the Management Committee. In the event of any change in Manager, the Member serving as Manager at the end of a taxable year shall continue as TMP with respect to all matters concerning such year unless the TMP for that year is required to be changed pursuant to applicable Treasury Regulations. The TMP and the other Member shall use reasonable best efforts to comply with the responsibilities outlined in this Article II and in Sections 6221 through 6233 of the Code (including any Treasury regulations promulgated thereunder) and in doing so shall incur no liability to any other party.

2.2           Notice.  Each Member shall furnish the TMP with such information (including information specified in Section 6230(e) of the Code) as it may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members in accordance with Section 6223 of the Code. The TMP shall keep each Member informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items in accordance with Section 6223(g) of the Code.

2.3           Inconsistent Treatment of Tax Item.  If an administrative proceeding contemplated under Section 6223 of the Code has begun, and the TMP so requests, each Member shall notify the TMP of its treatment of any partnership item on its federal income tax return that is inconsistent with the treatment of that item on the partnership return.

2.4           Extensions of Limitation Periods.  The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without first giving reasonable advance notice to the other Member of such intended action.

2.5           Requests for Administrative Adjustments.  Neither Member shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of partnership items for any taxable year of the Company without first notifying the other Member. If the other Member agrees with the requested adjustment, the TMP shall file the request for administrative adjustment

1

on behalf of the Company. If consent is not obtained within thirty (30) days after notice from the proposing Member, or within the period required to timely file the request for administrative adjustment, if shorter, either Member, including the TMP, may file that request for administrative adjustment on its own behalf.

2.6           Judicial Proceedings.  Either Member intending to file a petition under Section 6226, 6228 or other sections of the Code with respect to any partnership item, or other tax matters involving the Company, shall notify the other Member of such intention and the nature of the contemplated proceeding. If the TMP is the Member intending to file such petition, such notice shall be given within a reasonable time to allow the other Member to participate in the choosing of the forum in which such petition will be filed. If both Members do not agree on the appropriate forum, then the appropriate forum shall be decided in accordance with Section 6.2 of the Agreement.   If a deadlock results, the TMP shall choose the forum. If either Member intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding part of this Paragraph, such Member shall notify the other Member of such intended action.

2.7           Settlements.  The TMP shall not bind the other Member to a settlement agreement without first obtaining the written consent of any such Member. Either Member who enters into a settlement agreement for its own account with respect to any partnership items, as defined by Section 6231(a)(3) of the Code, shall notify the other Member of such settlement agreement and its terms within ninety (90) days from the date of settlement.

2.8           Fees and Expenses.  The TMP shall not engage legal counsel, certified public accountants, or others without the prior consent of the Management Committee. Either Member may engage legal counsel, certified public accountants, or others in its own behalf and at its sole cost and expense. Any reasonable item of expense, including but not limited to fees and expenses for legal counsel, certified public accountants, and others which the TMP incurs (after proper consent by the Management Committee as provided above) in connection with any audit, assessment, litigation, or other proceeding regarding any partnership item, shall constitute proper charges to the Business Account and shall be borne by the Members as any other item which constitutes a direct charge to the Business Account pursuant to the Agreement.

2.9           Survival.  The provisions of the foregoing paragraphs, including but not limited to the obligation to pay fees and expenses contained in Paragraph 2.8, shall survive the termination of the Company or the termination of either Member’s interest in the Company and shall remain binding on the Members for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the Company for the applicable tax year(s).

ARTICLE III

TAX ELECTIONS AND ALLOCATIONS

3.1           Company Election.  It is understood and agreed that the Members have created a limited liability company and the Members agree that the Company will be a partnership for United States federal and state income tax purposes, and, unless otherwise agreed to hereafter by all Members, no Member shall take any action to change the status of the Company as a partnership under Treas. Reg. §1.7701-3 or similar provision of state law.  The Manager shall file with the appropriate office of the Internal Revenue Service a partnership income tax return covering the Operations. The Members recognize that the Agreement may be subject to state income tax statutes. The Manager shall file with the appropriate offices of the state agencies any required

2

partnership state income tax returns. Each Member agrees to furnish to the Manager the information referenced in this Article and in Article IV, and any other information it may have relating to Operations as shall be required for proper preparation of such tax returns. The Manager shall furnish to the other Member for its review a copy of each proposed income tax return at least two weeks prior to the date the return is filed.

3.2           Tax Elections.  The Company shall make the following elections for book, accounting and/or tax purposes of all partnership income tax returns:

(a)	To use the accrual method of accounting.

(b)
Pursuant to the provisions at Section 706(b)(1) of the Code, to use as its taxable year the year ended May 31.  In this connection, NFUR represents that its taxable year is the year ending December 31, and TargetSub represents that its taxable year is the year ending May 31.

(c)	To deduct currently all development expenses to the extent possible under Section 616 of the Code.

(d)
Unless the Members unanimously agree otherwise, to compute the allowance for depreciation in respect of all depreciable Assets using the maximum accelerated tax depreciation method and the shortest life permissible.

(e)	To treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by law.

(f)	To adjust the basis of property of the Company under Section 754 of the Code at the request of either Member;

(g)	To amortize over the shortest permissible period all organizational expenditures and business start up expenses under Sections 195 and 709 of the Code;

Any other election required or permitted to be made by the Company under the Code or any state tax law shall be made as determined by the Management Committee.

Each Member will keep the TMP informed of the status of its election under Section 617 (a) of the Code concerning exploration expenses.  Each Member reserves the right to capitalize its share of development and/or exploration expenses of the Company in accordance with Section 59(e) of the Code, provided that a Member’s election to capitalize all or any portion of such expenses shall not affect the Member’s Capital Account.

3.3           Allocations to Members.  Allocations for Capital Account purposes shall be in accordance with the following:

(a)	Exploration expenses and development cost deductions shall be allocated among the Members in accordance with their respective contributions to such expenses and costs.

(b)	Depreciation and amortization deductions with respect to a depreciable Asset shall be allocated among the Members in accordance with their respective

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contributions to the adjusted basis of the Asset which gives rise to the depreciation, amortization or loss deduction.

(c)	Production and operating cost deductions shall be allocated among the Members in accordance with their respective Membership Interest.

(d)
Deductions for depletion (to the extent of the amount of such deductions that would have been determined for Capital Account purposes if only cost depletion were allowable for federal income tax purposes) shall be allocated to the Members in accordance with their respective contributions to the adjusted basis of the depletable property. Any remaining depletion deductions shall be allocated to the Members so that, to the extent possible, the Members receive the same total amounts of percentage depletion as they would have received if percentage depletion were allocated to the Members as determined by Subparagraph 3.3(e), below, as the basis for calculating the federal income tax deduction for percentage depletion.

(e)	Subject to Subparagraph 3.3(g) below, gross income on the sale of production shall be allocated in accordance with the Members’ respective Membership Interests.

(f)
Except as provided in Subparagraph 3.3(g) below, gain or loss on the sale of a depreciable or depletable asset shall be allocated so that, to the extent possible, the net amount reflected in the Members’ Capital Account with respect to such property (taking into account the cost of such property, depreciation, amortization, depletion or other cost recovery deductions and gain or loss) most closely reflects the Members’ Membership Interests.

(g)
Gains and losses on the sale of all or substantially all the Assets of the Company shall be allocated so that, to the extent possible, the Members’ resulting Capital Account balances are in the same ratio as their Membership Interests at the time of such sale.

(h)
The Members acknowledge that expenses and deductions allocable under the preceding provisions of this Paragraph may be required to be capitalized into production under Section 263A of the Code. With respect to such capitalized expenses or deductions, the allocation of gross income on the sale of production shall be adjusted, in any reasonable manner consistently applied by the Manager, so that the same net amount (subject possibly to timing differences) is reflected in the Capital Accounts as if such expenses or deductions were instead deductible and allocated pursuant to the preceding provisions of this Paragraph.

(i)	All deductions and losses that are not otherwise allocated in this Paragraph shall be allocated among the Members in accordance with their respective Membership Interests.

(j)
Any recapture of exploration expenses under Section 617(b)(1)(A) of the Code, and any disallowance of depletion under Section 617(b)(1)(B) of the Code, shall be borne by the Members in the same manner as the related exploration expenses were allocated to, or claimed by, them.

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(k)	All other items of income and gain shall be allocated to the Members in accordance with their Membership Interests.

(l)
If a reduced Membership Interest is restored pursuant to Section 10.6 of the Agreement, the Manager shall endeavor to allocate items of income, gain, loss, and deduction (in the same year as the restoration of such Membership Interest or, if necessary, in subsequent years) so as to cause the Capital Account balances of the Members to be the same as they would have been if the restored Membership Interest had never been reduced.

(m)
If the Members’ Membership Interests change during any taxable year of the Company, the distributive share of items of income, gain, loss and deduction of each Member shall be determined in any manner (1) permitted by Section 706 of the Code, and (2) agreed by all Members. If the Members cannot agree on a method, the method shall be determined by the Manager in consultation with the Company’s tax advisers, with preference given to the interim closing-of-the-books method except where application of that method would result in undue administrative expense in relationship to the amount of the items to be allocated.

(n)
For purposes of this Paragraph 3.3, items financed through indebtedness of, or from revenues of, the Company shall be treated as funded from contributions made by the Members to the Company in accordance with their Membership Interests. “Nonrecourse deductions” as defined by Treas. Reg. § 1.704-2 (b)(1) shall be allocated between the Members in proportion to their Membership Interests.

3.4           Regulatory Allocations.  Notwithstanding the provisions of Paragraph 3.3 to the contrary, the following special allocations shall be given effect for purposes of maintaining the Members’ Capital Accounts.

(a)
If either Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. §1.704-1(b)(2)(ii)(d)(4), §1.704- 1(b)(2)(ii)(d)(5) or §1.704-1(b)(2)(ii)(d)(6), which result in a deficit Capital Account balance, items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Member as  quickly as possible. For the purposes of this Subparagraph 3.4(a), each Member’s Capital Account balance shall be increased by the sum of (i) the amount such Member is obligated to restore pursuant to any provision of the Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5).

(b)
If there is a net decrease in partnership minimum gain for a taxable year of the Company, each Member shall be allocated items of income and gain for that year equal to that Member’s share of the net decrease in partnership minimum gain, all in accordance with Treas. Reg. §1.704-2(f). If, during a taxable year of the Company, there is a net decrease in partner nonrecourse debt minimum gain, any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of the year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that partner’s share of the net

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decrease in partner nonrecourse debt minimum gain, all in accordance with Treas. Reg. §1.704-2(i)(4).  Pursuant to Treas. Reg. §1.704-2(i)(1), deductions attributable to “partner nonrecourse liability” shall be allocated to the Member that bears the economic risk of loss for such liability (or is treated as bearing such risk).

(c)
If the allocation of deductions to either Member would cause such Member to have a deficit Capital Account balance at the end of any taxable year of the Company (after all other allocations provided for in this Article III have been made and after giving effect to the adjustments described in Subparagraph 3.4(a)), such deductions shall instead be allocated to the other Member.

3.5           Curative Allocations.  The allocations set forth in Paragraph 3.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Paragraph. Therefore, notwithstanding any other provisions of this Article III (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to Paragraph 3.3 without regard to Paragraph 3.4.

3.6           Tax Allocations.  Except as otherwise provided in this Paragraph, items of taxable income, deduction, gain and loss shall be allocated in the same manner as the corresponding item is allocated for book purposes under Paragraphs 3.3, 3.4 and 3.5 of the corresponding item determined for Capital Account purposes.

(a)
Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Members in the same proportions as the recaptured deductions were originally allocated or claimed.

(b)
To the extent required by Section 704(c) of the Code, income, gain, loss, and deduction with respect to property contributed to the Company by a Member shall be shared among both Members so as to take account of the variation between the basis of the property to the Company and its fair market value at the time of contribution. The Members intend that Section 704(c) shall effect no allocations of tax items that are different from the allocations under Paragraphs 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes; provided that gain or loss on the sale of property contributed to the Company shall be allocated to the contributing Member to the extent of the built-in gain or loss, respectively, as determined under Treas. Reg. §1.704-3(a). However, to the extent that allocations of other tax items are required pursuant to Section 704(c) of the Code to be made other than in accordance with the allocations under Paragraphs 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes, Section 704(c) shall be applied in accordance with the method available under Treas. Reg. §1.704-3 which most closely approximates the allocations set forth in Paragraphs 3.3, 3.4, and 3.5.

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(c)
Depletion deductions with respect to contributed property shall be determined without regard to any portion of the property’s basis that is attributable to pre-contribution expenditures by NFUR that were capitalized under Code Sections 616(b), 59(e) and 291(b). Deductions attributable to pre-contribution expenditures by NFUR shall be calculated under such Code Sections as if NFUR continued to own the depletable property to which such deductions are attributable, and such deductions shall be reported by the Company and shall be allocated solely to NFUR.

(d)	The Members understand the allocations of tax items set forth in this Paragraph, and agree to report consistently with such allocations for federal and state tax purposes.

ARTICLE IV

CAPITAL ACCOUNTS AND LIQUIDATION

4.1           Capital Accounts.

(a)
A separate Capital Account shall be established and maintained by the TMP for each Member. Such Capital Account shall be increased by (i) the amount of money contributed by the Member to the Company, (ii) the fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752) and (iii) allocations to the Member under Paragraphs 3.3, 3.4 and 3.5 of Company income and gain (or items thereof), including income and gain exempt from tax; and shall be decreased by (iv) the amount of money distributed to the Member by the Company, (v) the fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property and that the Member is considered to assume or take subject to under Code Section 752), (vi) allocations to the Member under Paragraphs 3.3, 3.4 and 3.5 of expenditures of the Company not deductible in computing its taxable income and not properly chargeable to a Capital Account, and (vii) allocations of Company loss and deduction (or items thereof), excluding items described in (vi) above and percentage depletion to the extent it exceeds the adjusted tax basis of the depletable property to which it is attributable. The Members agree that the net fair market value of the property contributed by NFUR to the Company pursuant to Section 5.3 of the Agreement is $1,000,000.

(b)
In the event that the Capital Accounts of the Members are computed with reference to the book value of any Asset which differs from the adjusted tax basis of such Asset, then the Capital Accounts shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such Asset in accordance with Treas. Reg. §1.704-1(b)(2)(iv)(g).

(c)
In the event any interest in the Company is transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except as provided in Treas. Reg. §1.704-1(b)(2)(iv)(I).

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(d)
In the event property, other than money, is distributed to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there was a taxable disposition of such property for the fair market value of such property (taking Section 7701(g) of the Code into account) on the date of distribution. For this purpose the fair market value of the property shall be determined as set forth in Paragraph 4.2(a) below.

(e)
In the event the Management Committee designates a Supplemental Business Agreement area within the Area of Interest as described in Article XIV of the Agreement, the Management Committee shall appropriately segregate Capital Accounts to reflect that designation and shall make such other modifications to the Agreement as are appropriate to reflect the manner of administering Capital Accounts in accordance with the terms of this Exhibit E.

(f)
NFUR is contributing to the Agreement certain depletable properties with respect to which NFUR currently having an adjusted tax basis which may consist in part of depletable expenditures and in part of expenditures capitalized under Code Sections 616(b), 291(b) and/or 59(e). For purposes of maintaining the Capital Accounts, the Company’s deductions with respect to contributed property in each year for (i) depletion, (ii) deferred development expenditures under Section 616(b) attributable to pre-contribution expenditures, (iii) amortization under Section 291(b) attributable to pre-contribution expenditures, and (iv) amortization under Section 59(e) attributable to pre-contribution expenditures shall be the amount of the corresponding item determined for tax purposes pursuant to Subparagraph 3.6(c) multiplied by the ratio of (A) the book value at which the contributed property is recorded in the Capital Accounts to (B) the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under Sections 616(b), 291(b), and 59(e)).

(g)
The foregoing provisions, and the other provisions of the Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deduction and credit, are intended to comply with Treas. Reg. § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Management Committee, by unanimous consent, may make such modification, provided that it is not likely to have a material effect on the amount distributable to either Member upon liquidation of the Company pursuant to Paragraph 4.2.

(h)
If the Members so agree, upon the occurrence of an event described in Treas. Reg. § 1.704-1(b)(2)(iv)(5), the Capital Accounts shall be restated in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized income, gain, loss or deduction inherent in the assets of the Company (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there were a taxable disposition of such assets for their fair market values, as determined in accordance with Subparagraph 4.2(a). For purposes of Paragraph 3.3, a Member shall be treated as contributing the portion

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of the book value of any property that is credited to the Member’s Capital Account pursuant to the preceding sentence. Following a revaluation pursuant to this Subparagraph 4.1(h), the Members’ shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued pursuant to this Subparagraph 4.1(h) shall be determined in accordance with the principles of Code Section 704(c) as applied pursuant to the final sentence of Subparagraph 3.6(b).

4.2           Liquidation.  In the event the Company is dissolved pursuant to Article XI of the Agreement then, notwithstanding any provision of the Agreement to the contrary except for Section 5.4 of the Agreement which provisions shall continue to control, the following steps shall be taken (after taking into account any transfers of Capital Accounts pursuant to this provision or any provision of the Agreement):

(a)
The Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would be realized by the Company and allocated to the Members pursuant to the provisions of Article III of this Exhibit if the Assets had been sold at their fair market value at the time of liquidation. The fair market value of the Assets shall be determined by agreement of the Members; provided, however, that in the event that the Members fail to agree on the fair market value of any Asset, its fair market value shall be determined by a nationally recognized independent engineering firm or other qualified independent party approved by both Members.

(b)
All Assets shall be distributed to the Members in accordance with the balances in their Capital Accounts (after taking into account all allocations under Article III of this Exhibit, including Subparagraph 3.3(g)). Unless otherwise expressly agreed by both Members, each Member shall receive an undivided interest in each and every Asset determined by the ratio of the amount in each Member’s Capital Account to the total of both of the Members’ Capital Accounts. Assets distributed to the Members shall be deemed to have a fair market value equal to the value assigned to them pursuant to Subparagraph 4.2(a) above.

(c)	All distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements of Treas. Reg. §1.704-1(b)(2)(ii)(b)(2) and (3).

Notwithstanding the foregoing, and for greater certainty, should a liquidation or dissolution of the Company occur as a result of TargetSub’s failure to complete its Initial Contribution or at any time for any reason prior to the completion by TargetSub of its Initial Contribution, TargetSub shall first transfer its Capital Account to NFUR pursuant to Section 5.4 of the Agreement, and TargetSub shall have no right to any proceeds as a result of a dissolution and liquidation of the Company.

4.3           Deemed Terminations.  Notwithstanding the provisions of Paragraph 4.2, if the “liquidation” of the Company results from a deemed termination under Section 708(b)(1)(B) of the Code, then (i) Subparagraphs 4.2(a) and (b) shall not apply, (ii) the Company shall be deemed to have contributed its Assets to a new partnership in exchange for an interest therein, and immediately thereafter, distributing interests therein to the purchasing party and the non-transferring Members in proportion to their interests in the Company in liquidation thereof, (iii) the new partnership shall continue pursuant to the terms of the Agreement and this Exhibit.

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ARTICLE V

SALE OR ASSIGNMENT

The Members agree that if either one of them makes a sale or assignment of its Membership Interest under the Agreement, and such sale or assignment causes a termination under Section 708(b)(1)(B) of the Code, the terminating Member shall indemnify the non-terminating Member and save it harmless on an after-tax basis for any increase in taxes to the non-terminating Member caused by the termination of the Company.

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